                           Offer to Purchase For Cash
                                      AIMCO
                             AIMCO Properties, L.P.
              is offering to purchase limited partnership units in

                       CENTURY PROPERTIES GROWTH FUND XXII
                          FOR $251.00 PER UNIT IN CASH

Upon the terms and subject to the conditions set forth herein, we will accept units validly tendered in response to our offer. Your partnership's agreement of limited partnership prohibits the transfer of units that would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within a 12-month period, when taken together with all other transfers during such 12-month period. If units are validly tendered and not withdrawn that would cause such a transfer, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer--Section 2. Acceptance for Payment and Payment for Units."

In addition, if units are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such units would result in there being fewer than 320 unitholders, we will purchase only 99% of the total number of units so tendered by each limited partner. See "The Offer--Section 7. Effects of the Offer".

Our offer and your withdrawal rights will expire at midnight, New York City time, on June 6, 2002 unless we extend the deadline.

You will not pay any partnership transfer fees if you tender your units. You will pay any other fees and costs, including any transfer taxes.

Our offer price will be reduced by the amount of any distributions subsequently made by your partnership prior to the expiration of our offer.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

o We determined the offer price of $251.00 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units.

o As described in more detail herein, certain legal actions have been filed alleging, among other things, breaches of fiduciary duty by your partnership's general partner and certain of its affiliates. Although we cannot predict the outcome of these actions, including the nature, if any, of any final relief or settlement, a limited partner who tenders his units in the offer may not be able to participate in or benefit from any such later relief or settlement. Limited partners will be expected to assign any claims they have to the Purchaser as a condition of tendering their units. There can be no assurance that a limited partner would not realize greater value for his units by holding on to his units at this time and waiting for any such relief or settlement in the future. We advise you to consult legal counsel if you have any questions. See "The Offer - Section 13. Certain Information Concerning Your Partnership."

         (Continued on next page)

                                   ----------

         If you decide to accept our offer, you should complete and sign the enclosed acknowledgment and agreement as instructed in the letter of transmittal, which is attached to this offer to purchase as Annex II. The signed acknowledgment and agreement and any other documents required by the letter of transmittal must be mailed or delivered to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this offer to purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE ACKNOWLEDGMENT AND AGREEMENT, OR THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT AT (888) 349-2005.

                                   May 7, 2002

(Continued from prior page)


o Your partnership's general partner and the residential property manager are subsidiaries of ours, and the general partner therefore has substantial conflicts of interest with respect to our offer.

o We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

o Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

o        It is possible that we may conduct a future offer at a higher price.

o For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

o The general partner makes no recommendation as to whether you should tender your units.

o We and our affiliates own 45,631.50 units, or 53.98% of the outstanding units of your partnership. As a result, we and our affiliates can significantly influence, and may have the ability to control under certain circumstances, certain voting decisions with respect to your partnership, including but not limited to the removal of the general partner, most amendments to the partnership agreement, and the sale of all or substantially all of your partnership's assets. If we acquire a substantial number of units, we may increase our ability to significantly influence, or control, such voting decisions.


                     THE INFORMATION AGENT FOR THE OFFER IS:


                      RIVER OAKS PARTNERSHIP SERVICES, INC.


               By Mail:                          By Overnight Courier:                        By Hand:

             P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
     S. Hackensack, NJ 07606-2065                 Carlstadt, NJ 07072                    Carlstadt, NJ 07072
                                              Attn: Reorganization Dept.             Attn: Reorganization Dept.

             By facsimile:                                                          For information please call:

            (201) 896-0910                                                            TOLL FREE (888) 349-2005
                                                                                                 Or
                                                                                           (201) 896-1900


                                TABLE OF CONTENTS

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
                                                                                                               Page
                                                                                                               ----


SUMMARY TERM SHEET................................................................................................1

RISK FACTORS......................................................................................................4

   If you tender all of your units, you may not be able to participate in any final litigation relief or settlement................................................................................................4
   We did not obtain a third-party valuation or appraisal and did not determine our offer price through arms-length negotiation..............................................................................4
   Our offer price may not represent fair market value............................................................4
   Our offer price does not reflect future prospects..............................................................4
   Our offer price may not represent liquidation value............................................................4
   Continuation of the Partnership; No time frame regarding sale of property......................................4
   Holding your units may result in greater future value..........................................................5
   Your general partner faces conflicts of interest with respect to the offer.....................................5
   Your general partner is not making a recommendation with respect to this offer.................................5
   Your general partner faces conflicts of interest relating to management fees...................................5
   We may make a future offer at a higher price...................................................................5
   You will recognize taxable gain on a sale of your units........................................................5
   If you tender units to us in this offer, you will no longer be entitled to distributions from your partnership..................................................................................................6
   If we acquire a substantial number of units in this offer, we could increase our ability to control your partnership.....................................................................................6
   You could recognize gain in the event of a reduction in your partnership's liabilities.........................6
   You may be unable to transfer your units for a 12-month period.................................................6
   We may delay our  acceptance of, and payment for, your units...................................................7
   Your partnership has significant balloon payments on its mortgage debt.........................................7

THE OFFER.........................................................................................................7

   Section 1.     Terms of the Offer; Expiration Date; Proration..................................................7
   Section 2.     Acceptance for Payment and Payment for Units....................................................8
   Section 3.     Procedure for Tendering Units...................................................................9
   Section 4.     Withdrawal Rights..............................................................................11
   Section 5.     Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period..............11
   Section 6.     Certain Federal Income Tax Matters.............................................................12
   Section 7.     Effects of the Offer...........................................................................15
   Section 8.     Information Concerning Us and Certain of our Affiliates........................................16
   Section 9.     Background and Reasons for the Offer...........................................................18
   Section 10.    Position of the General Partner of your Partnership with respect to the Offer..................23
   Section 11.    Conflicts of Interest and Transactions with Affiliates.........................................24
   Section 12.    Future Plans of the Purchaser..................................................................25
   Section 13.    Certain Information concerning your Partnership................................................26
   Section 14.    Voting Power...................................................................................33
   Section 15.    Source of Funds................................................................................34
   Section 16.    Dissenters' Rights.............................................................................34
   Section 17.    Conditions of the Offer........................................................................34
   Section 18.    Certain Legal Matters..........................................................................36
   Section 19.    Fees and Expenses..............................................................................37

ANNEX I - OFFICERS AND DIRECTORS..................................................................................1

ANNEX II - LETTER OF TRANSMITTAL..................................................................................1

                               SUMMARY TERM SHEET

         This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire offer to purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found.

o THE OFFER. Subject to the terms hereof, we are offering to acquire limited partnership units of Century Properties Growth Fund XXII, your partnership, for $251.00 per unit in cash. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration", "The Offer--Section 7. Effects of the Offer" and "The Offer--Section 9. Background and Reasons for the Offer--Determination of Offer Price."

o FACTORS IN DETERMINING THE OFFER PRICE. In determining the offer price per unit we principally considered:

         o The per unit liquidation value of your partnership, which we calculated to be $251.00, based on the pro forma operating results of your partnership for the quarter ended March 31, 2002, as capitalized using the direct capitalization method and using capitalization rates based on the property owned by your partnership. The capitalization rates we used were:
                  10.81% with respect to Autumn Run, 11.27% with respect to Cooper's Pointe, 11.48% with respect to Copper Mill, 11.43% with respect to Four Winds, 11.48% with respect to Hampton Greens, 7.87% with respect to Plantation Creek, 10.97% with respect to Promontory Point, and 11.38% with respect to Woodcreek.

         o Prices at which units have recently sold to the extent such information is available to us.

         o The absence of a trading market for the units. See "The Offer--Section 9. Background and Reasons for the Offer--Comparison of Offer Price to Alternative
                  Consideration."

o PRORATIONS. If more units than can be purchased under the partnership agreement are tendered and not withdrawn, we will accept for payment and pay for those units so tendered, which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer--Section 2. Acceptance for Payment and Payment for Units." In addition, if the purchase of all validly tendered units would result in there being fewer than 320 holders of units, we will purchase only 99% of the total number of units so tendered by each holder. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration" and "The Offer--Section 7. Effects of the Offer."

o EXPIRATION DATE. Our offer expires on June 6, 2002, unless extended, and you can tender your units until our offer expires. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

o RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will either issue a press release or send you a notice of any such extension. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o HOW TO TENDER. To tender your units, complete the accompanying acknowledgment and agreement and send it, along with any other documents required by the letter of transmittal which is attached to this offer to purchase as Annex II, to the Information Agent, River Oaks Partnership Services, Inc., at one of the addresses set forth on the back of this offer to purchase. See "The Offer--Section 3. Procedure for Tendering Units."

o WITHDRAWAL RIGHTS. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after July 8, 2002 if we have not already accepted units for purchase and payment. See "The Offer--Section 4. Withdrawal Rights."

o HOW TO WITHDRAW. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Offer--Section 4. Withdrawal Rights."

o TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Offer--Section 6. Certain Federal Income Tax Matters."

o AVAILABILITY OF FUNDS. We currently have the necessary cash and a line of credit to consummate the offer. See "The Offer--Section 15. Source of Funds."

o CONDITIONS OF THE OFFER. There are a number of conditions of our offer, including our having adequate cash and borrowings under a line of credit, the absence of competing tender offers, the absence of certain changes in your partnership, and the absence of certain changes in the financial markets. See "The Offer--Section 17. Conditions of the Offer."

o REMAINING AS A LIMITED PARTNER. If you do not tender your units, you will continue to remain a limited partner in your partnership. We have no plans to alter the operations, business or financial position of your partnership or to take your partnership private. See "The Offer--Section 7. Effects of the Offer."

o WHO WE ARE. We are AIMCO Properties, L.P., the main operating partnership of Apartment Investment and Management Company, a New York Stock Exchange listed company. See "The Offer--Section 8. Information Concerning Us and Certain of our Affiliates."

o CONFLICTS OF INTEREST. Our subsidiary receives fees for managing your partnership's residential property and the general partner of your partnership (which is also our subsidiary) is entitled to receive asset management fees and reimbursement of certain expenses involving your partnership and its property. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees. See "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates" and "The Offer--Section 13. Certain Information concerning your Partnership."

o CERTAIN LEGAL ACTIONS AFFECTING YOUR PARTNERSHIP. As described in more detail herein, certain legal actions have been filed alleging, among other things, breaches of fiduciary duty by your partnership's general partner and certain of its affiliates. Although we cannot predict the outcome of these actions, including the nature, if any, of any final relief or settlement, a limited partner who tenders his units in the offer may not be able to participate in or benefit from any such later relief or settlement. Limited partners will be expected to assign any claims they have to the Purchaser as a condition of tendering their units. There can be no assurance that a limited partner would not realize greater value for his units by holding on to his units at this time and waiting for any such relief or settlement in the future. We advise you to consult legal counsel if you have any questions. See "The Offer - Section 13. Certain Information Concerning Your Partnership."

o NO GENERAL PARTNER RECOMMENDATION. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units, and each limited partner should make his or her own decision whether or not to tender. See "The Offer--Section 10. Position of the General Partner of your Partnership with respect to the Offer."

o NO SUBSEQUENT OFFERING PERIOD. We do not intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o ADDITIONAL INFORMATION. For more assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this offer to purchase.

                                  RISK FACTORS

         Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

IF YOU TENDER ALL OF YOUR UNITS, YOU MAY NOT BE ABLE TO PARTICIPATE IN ANY FINAL LITIGATION RELIEF OR SETTLEMENT.

         Certain legal actions have been filed alleging, among other things, breaches of fiduciary duty by your partnership's general partner and certain of its affiliates. Although we cannot predict the precise outcome of these actions or the precise nature of any final relief or settlement with respect to these actions, a limited partner who tenders his units in the offer may not participate in or benefit from such relief or any settlement. There can be no assurance that a limited partner would not realize greater value for his units by not tendering his units in our offer, and participating in any such relief or settlement

WE DID NOT OBTAIN A THIRD-PARTY VALUATION OR APPRAISAL AND DID NOT DETERMINE OUR OFFER PRICE THROUGH ARMS-LENGTH NEGOTIATION.

         We did not base our valuation of the property owned by your partnership on any third-party appraisal or valuation. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third-party negotiations. It is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party.

OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

         There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher than our offer price.

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

         Our offer price is based on your partnership's pro forma property income for the quarter ended March 31, 2002. It does not ascribe any value to potential future improvements in the operating performance of your partnership's residential property.

OUR OFFER PRICE MAY NOT REPRESENT LIQUIDATION VALUE.

         The actual proceeds obtained from liquidation are highly uncertain and could be more than our estimate. Accordingly, our offer price could be less than the net proceeds that you would realize upon an actual liquidation of your partnership.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PROPERTY.

         Your general partner, which is our subsidiary, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Your partnership's prospectus, dated September 25, 1984, pursuant to which units in your partnership were sold, indicated that your partnership was intended to be self-liquidating and that it was anticipated that the partnership's properties would be sold within 5 to 8 years of their acquisition, provided market conditions permit. The prospectus also indicated that there could be no assurance that the partnership would be able to so liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until the year 2010. Your general partner (which is our subsidiary) continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. We cannot predict when any of the properties will be sold or otherwise disposed of. However, there is no current plan or intention to sell the properties in the near future. The partnership currently owns eight apartment properties. It is not known when the property owned by your partnership may be sold. The market for units in the partnership is illiquid, and it may be difficult to sell your investment in the partnership in the future. The general partner of your partnership continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. At the current time, the general partner of your partnership believes that a sale of the property would not be advantageous given market conditions, the condition of the property and tax considerations. In particular, the general partner considered the changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to you on a sale of property. We cannot predict when your partnership's property will be sold or otherwise disposed of.

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

         Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.

         The general partner of your partnership is our subsidiary, and therefore has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION WITH RESPECT TO THIS OFFER.

         The general partner of your partnership makes no recommendation as to whether or not you should tender or refrain from tendering your units. You must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.

         Because we or our subsidiaries receive fees for managing your partnership and its residential property, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. Also, a decision of the limited partners of your partnership to remove, for any reason, the general partner of your partnership or the residential property manager of the property owned by your partnership would result in a decrease or elimination of the substantial fees to which they are entitled for services provided to your partnership.

WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

         It is possible that we may conduct a future offer at a higher price. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units.

YOU WILL RECOGNIZE TAXABLE GAIN ON A SALE OF YOUR UNITS.

         Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

IF YOU TENDER UNITS TO US IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

         If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the property owned by your partnership.

IF WE ACQUIRE A SUBSTANTIAL NUMBER OF UNITS IN THIS OFFER, WE COULD INCREASE OUR ABILITY TO CONTROL YOUR PARTNERSHIP.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. We and our affiliates own 45,631.50 units, or 53.98%, of the outstanding units of limited partnership in your partnership. One of our affiliates, with respect to 17,023.50, or 20.55%, of the outstanding units, previously agreed to vote such units (i) against any proposal to increase the fees and other compensation payable by the partnership to the general partner and any of its affiliates, and (ii) with respect to any proposal made by the general partner or any of its affiliates, in proportion to votes cast by other unitholders. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates can significantly influence, and may have the ability to control under certain circumstances, such voting decisions with respect to your partnership. We and our affiliates have the ability to control such voting decisions that, among other things, are not proposed by the general partner or any of its affiliates and are not related to such fees or other compensation. If we acquire a substantial number of units, we may increase our ability to significantly influence or control such voting decisions.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.

         Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce the liabilities of your partnership. If you retain all or a portion of your units and the liabilities of your partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

YOU MAY BE UNABLE TO TRANSFER YOUR UNITS FOR A 12-MONTH PERIOD.

         Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

WE MAY DELAY OUR ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

         We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended indefinitely, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

YOUR PARTNERSHIP HAS SIGNIFICANT BALLOON PAYMENTS ON ITS MORTGAGE DEBT.

         Your partnership has balloon payments of approximately $47,916,000 and $3,442,000 due on its mortgage debt in January and February 2006 and May 2008, respectively. Your partnership will have to refinance such debt, sell assets or otherwise obtain additional funds prior to the balloon payment due date, or it will be in default and could lose the property to foreclosure.

                                    THE OFFER

1.       TERMS OF THE OFFER; EXPIRATION DATE; PRORATION

         Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean midnight, New York City time, on June 6, 2002, unless we in our sole discretion shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

         The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw your units.

         If, prior to the expiration date, we increase the consideration offered pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

         If more units than can be purchased under your partnership agreement are tendered and not withdrawn, we will accept for payment and pay for those units so tendered, which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer - Section 2. Acceptance for Payment and Payment for Units."

         If units are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights" and the purchase of all such units would result in (i) a "Rule 13e-3 transaction" within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"), or (ii) there being fewer than 320 unitholders, we will purchase only 99% of the total number of units so tendered by each limited partner (subject to any necessary adjustment for fractional units). If we are going to purchase only 99% of the units validly tendered, we will notify you of such fact. In such case, you would continue to be a limited partner and receive a K-1 for tax reporting purposes. See "The Offer--Section 7. Effects of the Offer--Effect on Trading Market; Registration Under 12(g) of the Exchange Act."

         The offer is conditioned on satisfaction of certain conditions. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. See "The Offer--Section 17. Conditions of the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. The transfer of units will be effective April 1, 2002.

         This offer is being mailed on or about May 7, 2002 to the persons shown by your partnership's records to be limited partners or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units.

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, units validly tendered as promptly as practicable following the expiration date. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed acknowledgment and agreement and other documents required by the letter of transmittal attached as Annex II. See "The Offer--Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         We will, upon the terms and subject to the conditions of the offer, accept for payment and pay for units validly tendered, with appropriate adjustments to avoid purchases that would violate the agreement of limited partnership of your partnership and any relevant procedures or regulations promulgated by the general partner or applicable law. In some circumstances, we may pay you the full offer price and accept an assignment of your right to receive distributions and other payments and an irrevocable proxy in respect of the units and defer, perhaps indefinitely, the transfer of ownership of the units on the partnership books. In other circumstances we may only be able to purchase units which, together with units previously transferred within the preceding twelve months, do not exceed 50% of the outstanding units.

         If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer. But if more units than can be purchased under the partnership agreement are so tendered and not withdrawn, we will accept for payment and pay for those units so tendered which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units.

         If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Exchange Act to pay limited partners the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

         For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

         If any tendered units are not accepted for payment by us for any reason, the acknowledgment and agreement with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by July 8, 2002, you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.       PROCEDURE FOR TENDERING UNITS.

         VALID TENDER. To validly tender units pursuant to the offer, a properly completed and duly executed acknowledgment and agreement and any other documents required by the letter of transmittal attached as Annex II must be received by the Information Agent, at one of its addresses set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

         SIGNATURE REQUIREMENTS. If the acknowledgment and agreement is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the acknowledgment and agreement. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the acknowledgment and agreement. However, in all other cases, all signatures on the acknowledgment and agreement must be guaranteed by an Eligible Institution.

         In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

         THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the acknowledgment and agreement, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the acknowledgment and agreement and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the acknowledgment and agreement, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

         By executing the acknowledgment and agreement, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer,
(iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case in your name and on your behalf.

         By executing the acknowledgment and agreement, you will irrevocably constitute and appoint us and any of our designees as your true and lawful agent and attorney-in-fact with respect to such units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to withdraw any or all of such units that have been previously tendered in response to any other tender or exchange offer, provided that the price per unit we are offering is equal to or higher than the price per unit being offered in the other tender or exchange offer. Such appointment is effective upon the execution and receipt of the acknowledgment and agreement and shall continue to be effective unless and until you validly withdraw such units from this offer prior to the expiration date.

         ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the acknowledgment and agreement, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. Our interpretation of the terms and conditions of the offer (including the acknowledgment and agreement and the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of back-up federal income tax withholding of 30% with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section 6. Certain Federal Income Tax Matters."

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section 6. Certain Federal Income Tax Matters."

         TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

         BINDING AGREEMENT. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this offer to purchase and the related acknowledgment and agreement and letter of transmittal.

4.       WITHDRAWAL RIGHTS.

         You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or on or after July 8, 2002 if the units have not been previously accepted for payment.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the acknowledgment and agreement in the same manner as the acknowledgment and agreement was signed.

         If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

         Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer--Section 3. Procedure for Tendering Units."

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD.

         We expressly reserve the right, in our reasonable discretion (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions of the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Offer--Section 17. Conditions of the Offer," or any event that might reasonably be expected to result in such occurrence, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and
(iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

         If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Offer--Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for "any and all" outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. Because of the remote possibility that we may purchase fewer than all units tendered, as described in "The Offer--Section 2. Acceptance for Payment and Payment for Units", a subsequent offering period is not available to us.

6.       CERTAIN FEDERAL INCOME TAX MATTERS.

         The following summary is a general discussion of certain of the United States federal income tax consequences of the offer that may be relevant to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the limited partners (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

         THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES

OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

         TAX CONSEQUENCES TO LIMITED PARTNERS TENDERING UNITS FOR CASH. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue
Code). Thus, your taxable gain and tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

         ADJUSTED TAX BASIS. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities, (iii) your share of partnership losses, and (iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

         CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 20%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 20%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property.

         If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

         PASSIVE ACTIVITY LOSSES. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

         Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

         INFORMATION REPORTING, BACKUP WITHHOLDING AND FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding of 30% with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING LIMITED PARTNERS. Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. Your partnership's agreement of limited partnership prohibits such a sale or exchange of units. If units are validly tendered and not withdrawn that would cause such a transfer, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer--Section 2.
Acceptance for Payment and Payment for Units."

         If your partnership is deemed to terminate for tax purposes, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

         You will not recognize any gain or loss upon such deemed contribution of your partnership's assets to the new partnership or upon such deemed distribution of interests in the new partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

         A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you for certain years following our offer if you do not tender all of your interests in your partnership (thereby increasing the taxable income allocable to your interests in your partnership each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes.

7.       EFFECTS OF THE OFFER.

         Because the general partner of your partnership is our subsidiary, we control the management of your partnership. We also own the company that currently manages the residential property owned by your partnership. We and our affiliates own 45,631.50 units, or 53.98%, of the outstanding units of limited partnership in your partnership. One of our affiliates, with respect to 17,023.50, or 20.55%, of the outstanding units, previously agreed to vote such units (i) against any proposal to increase the fees and other compensation payable by the partnership to the general partner and any of its affiliates, and
(ii) with respect to any proposal made by the general partner or any of its affiliates, in proportion to votes cast by other unitholders. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates can significantly influence, and may have the ability to control under certain circumstances, such voting decisions with respect to your partnership. We and our affiliates have the ability to control such voting decisions that, among other things, are not proposed by the general partner or any of its affiliates and are not related to such fees or other compensation. If we acquire a substantial number of units, we may increase our ability to significantly influence or control such voting decisions. Except as required by the foregoing, in general we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners. We are also affiliated with the company that currently manages, and has managed for some time, the property owned by your partnership. If we acquire a substantial number of units pursuant to this offer, removal of the property manager may become more difficult or impossible.

         DISTRIBUTIONS TO US. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

         PARTNERSHIP STATUS. We believe our purchase of units in accordance with the terms of our offer should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes.

         BUSINESS. Our offer will not affect the operation of the property owned by your partnership. We will continue to control the general partner of your partnership and the residential property manager, both of which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's residential property.

         EFFECT ON TRADING MARKET; REGISTRATION UNDER 12(g) OF THE EXCHANGE ACT. If a substantial number of units are purchased pursuant to the offer, transfers may be limited in the succeeding 12-month period because the partnership agreement prohibits the transfer of units that would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within a 12-month period, when taken together with all other transfers during such 12-month period.

         Further, if a substantial number of unitholders tender their units pursuant to our offer, the result will be a reduction in the number of unitholders in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

         The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership currently has 3,253 unitholders. If units are tendered which would result in fewer than 320 unitholders in your partnership, we will purchase no more than 99% of the units tendered by each limited partner to assure that there are more than 300 unitholders after our offer. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

         ACCOUNTING TREATMENT. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8.       INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

         GENERAL. We are AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO Properties"). Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. AIMCO, through its subsidiaries, operates approximately 1,400 properties, including approximately 280,000 apartment units, and serves approximately one million residents. AIMCO's properties are located in 45 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled by the National Multi Housing Council, we believe that we are one of the largest owners and managers of multi-family apartment properties in the United States. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV."

         Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly-owned subsidiary of AIMCO. Our principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

         The names, positions and business addresses of the directors and executive officers of AIMCO and your general partner (which is our subsidiary), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

         We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "SEC") relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and the Woolworth Building, 233 Broadway, New York, New York 10279. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may normally be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, although those offices are currently closed.

         For more information regarding AIMCO Properties, please refer to our Annual Report on Form 10-K/405 for the year ended December 31, 2001, filed April 1, 2002 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

         Except as described in "The Offer--Section 9. Background and Reasons for the Offer", and "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates" and "The Offer--Section 13. Certain Information concerning your Partnership--Beneficial Ownership of Interests in your Partnership," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

         SUMMARY SELECTED FINANCIAL INFORMATION FOR AIMCO PROPERTIES, L.P.. Certain financial information relating to AIMCO Properties is hereby incorporated by reference to the audited financial statements for AIMCO Properties' 2001 and 2000 fiscal years set forth in Part II, Item 6 of AIMCO Properties' Annual Report on Form 10-K405 for the fiscal year ended December 31, 2001 filed with the SEC on April 1, 2002 (the "2001 10-K"). This report may be inspected at, and copies may be obtained from, the same places and in the manner set forth below.

         Set forth below is certain selected consolidated financial information relating to AIMCO Properties and its subsidiaries which has been derived from the financial statements contained in the 2001 10-K. More comprehensive financial information is included in the 2001 10-K and other documents filed by AIMCO Properties with the SEC. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein, which may be obtained as provided below.

                             AIMCO PROPERTIES, L.P.
                  (dollars in thousands, except per unit data)

                                                                               FOR THE YEAR ENDED DECEMBER 31,
OPERATING DATA:                                                2001          2000(1)        1999(1)        1998(1)        1997(1)
                                                            -----------    -----------    -----------    -----------    -----------
Rental and other property revenues                          $ 1,286,603    $ 1,051,000    $   531,883    $   373,963    $   193,006
Property operating and owned management expenses               (505,560)      (439,840)      (214,607)      (147,844)       (77,521)
                                                            -----------    -----------    -----------    -----------    -----------
Income from rental property operations                          781,043        611,160        317,276        226,119        115,485
Income (loss) from investment management business                27,591         15,795          8,605         (6,103)        (1,876)
General and administrative expenses                             (18,530)       (18,123)       (14,152)       (10,532)        (5,396)
Depreciation of rental property (2)                            (341,781)      (298,946)      (131,257)       (83,908)       (37,741)
Interest expense                                               (310,361)      (269,826)      (139,124)       (88,208)       (51,385)
Interest and other income, net                                   68,593         66,241         54,098         28,170          8,676
Operating earnings                                              149,917        107,757         82,475         64,641         30,246
Distribution to minority interest partners in excess
  of income                                                     (47,701)       (24,375)            --             --             --
Gain (loss) on disposition of real estate property               18,848         26,335         (1,785)         4,287          2,720
Net income                                                      121,064        109,717         80,690         68,928         32,697
Net income attributed to preferred stockholders                 100,134         70,217         54,173         26,533          2,315
Net income attributed to common stockholders                     20,930         39,500         26,517         42,395         30,382

OTHER INFORMATION:
Total owned or controlled properties (end of period)                557            566            373            234            147
Total owned or controlled apartment units (end of period)       156,142        153,872        106,148         61,672         40,039
Total equity properties (end of period)                             574            683            751            902            515
Total equity apartment units (end of period)                     92,626        111,748        133,113        171,657         83,431
Units under management (end of period)                           31,520         60,669        124,201        146,034         69,587
Basic earnings per unit                                     $      0.25    $      0.53    $      0.39    $      0.80    $      1.09
Dividends paid per unit                                     $      0.25    $      0.52    $      0.38    $      0.78    $      1.08
Distributions paid per common OP unit                       $      3.12    $      2.80    $      2.50    $      2.25    $      1.85

BALANCE SHEET INFORMATION:
Real estate, before accumulated depreciation                $ 8,313,228    $ 7,012,452    $ 4,512,697    $ 2,771,169    $ 1,657,207
Real estate, net of accumulated depreciation                  6,703,600      6,099,694      4,096,705      2,543,014      1,503,922
Total assets                                                  8,222,390      7,699,174      5,684,251      4,186,764      2,100,510
Total indebtedness                                            4,669,662      4,360,115      2,584,289      1,601,730        808,530
Mandatorily redeemable convertible preferred securities          20,637         32,330        149,500        149,500             --
Partners' capital                                             3,085,846      2,831,964      2,486,889      2,153,335        960,176

     (1) Certain reclassifications have been made to 2000, 1999, and 1998 amounts to conform with the 2001 presentation. These reclassifications represent certain eliminations of self-charged management fee income and expenses in accordance with consolidation accounting principles. Effective January 1, 2001, AIMCO Properties began consolidating its previously unconsolidated subsidiaries (see Note 6 to the consolidated financial statements in the 2001 10-K). Prior to this date, AIMCO Properties had significant influence but did not have control. Accordingly, such investments were accounted for under the equity method.

     (2) Effective July 1, 2001 for certain assets and October 1, 2001 for the majority of the portfolio AIMCO Properties extended the estimated useful lives of its buildings and improvements from a weighted average composite life of 25 years to a weighted average composite life of 30 years. This change increased net income by approximately $36 million or $0.42 per diluted unit in 2001.

For the years ended December 31, 2001, 2000, and 1999, AIMCO Properties' FFO is calculated as follows (amounts in thousands):

                                                                         2001           2000           1999
                                                                      ----------     ----------     ----------
Net income                                                               121,064        109,717         80,690
  Real estate depreciation, net of minority interests                    329,635        277,734        121,767
  Real estate depreciation related to unconsolidated entities             57,506         59,360        104,071
  Distribution to minority interest partners in excess of income          47,701         24,375             --
Amortization of intangibles                                               18,729         12,068         36,731
Income tax arising from disposition of real estate property                3,202
Gain on disposition of real estate property                              (18,848)       (26,335)         1,785
Gain on disposition of land                                                3,843             --             --
Deferred income tax benefit                                                   --            154          1,763
Interest expenses on mandatorily redeemable convertible
        preferred securities                                               1,568          8,869          6,892
Preferred unit distributions                                             (35,747)       (26,112)       (33,265)
                                                                      ----------     ----------     ----------
Funds from operations                                                    528,653        439,830        320,434

9.       BACKGROUND AND REASONS FOR THE OFFER.

         GENERAL. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment.

         BACKGROUND. On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired approximately 51% of the outstanding common shares of beneficial interest of Insignia Properties Trust ("IPT"). Through the Insignia Merger, AIMCO also acquired a majority ownership interest in the entity that manages the residential properties owned by your partnership. On October 31, 1998, IPT and AIMCO entered into an agreement and plan of merger, dated as of October 1, 1998, pursuant to which IPT merged with AIMCO on February 26, 1999. AIMCO then contributed IPT's interest in Insignia Properties L.P., IPT's operating partnership, to AIMCO's wholly owned subsidiary, AIMCO/IPT, Inc. AIMCO also replaced IPT as the sole general partner of Insignia Properties L.P. As a result, the general partner of your partnership is an indirect wholly owned subsidiary of AIMCO/IPT and the property manager is our indirect wholly owned subsidiary. Together with its affiliates and subsidiaries, AIMCO currently owns, in the aggregate, approximately 53.98% of your partnership's outstanding limited partnership units, along with a 2% general partner interest held by the general partner.

         During our negotiations with Insignia in early 1998, we decided that if the merger with Insignia were consummated, we could also benefit from making offers for limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships and would provide us with a larger asset and capital base and increased diversification. While some of the Insignia Partnerships are public partnerships and information is publicly available on such partnerships for weighing the benefits of making a tender offer, many of the partnerships are private partnerships and information about such partnerships comes principally from the general partner. Our control of the general partner makes it possible for us to obtain access to such information. Further, such control also means that we control the operations of the partnerships and their properties. Insignia did not propose that we conduct such tender offers; rather, we initiated the offers on our own. As of the date of this offering, AIMCO Properties, L.P. has made offers to many of the Insignia Partnerships, including your partnership.

         ALTERNATIVES CONSIDERED BY YOUR GENERAL PARTNER. Before we commenced this offer, your general partner (which is our subsidiary) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives considered by your general partner.

         LIQUIDATION

         One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties). The term of the partnership will continue until December 31, 2010, unless the partnership is terminated sooner under the provisions of the partnership agreement.

         However, in the opinion of your general partner, which is our subsidiary, the present time may not be the most desirable time to sell the residential real estate assets of your partnership in a private transaction, and the proceeds realized from any such sale would be uncertain. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. See "The Offer--Section 13. Certain Information concerning your Partnership--Investment Objectives and Policies; Sale or Financing of Investments."

         CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

         A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the property owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the property owned by your partnership.

         The primary disadvantage of continuing the operations of your partnership is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale would likely be at a discount from your pro rata share of the fair market value of the property owned by your partnership.

         ALTERNATIVE TRANSACTIONS CONSIDERED BY US. Before we decided to make our offer, we considered a number of alternative transactions, including purchasing your partnership's property or merging your partnership with us. However, both of these alternatives would require a vote of all the unitholders. If the transaction were approved, all of the unitholders, including those who wish to continue to participate in the ownership of your partnership's properties, would be forced to participate in the transaction. If the transaction were not approved, all of the unitholders, including those who would like to dispose of their investment in your partnership's property, would be forced to retain their investment. We also considered an offer to exchange units in your partnership for limited partnership interests in AIMCO Properties. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that most holders of limited partnership units, when given a choice, prefer cash.

         DETERMINATION OF OFFER PRICE. In establishing the offer price, we principally considered:

         o The per unit liquidation value of your partnership, which we calculated to be $______, based on the pro forma operating results of your partnership for the quarter ended March 31, 2002, as capitalized using the direct capitalization method and using capitalization rates of 10.81% with respect to Autumn Run, 11.27% with respect to Cooper's Pointe, 11.48% with respect to Copper Mill, 11.43% with respect to Four Winds, 11.48% with respect to Hampton Greens, 7.87% with respect to Plantation Creek, 10.97% with respect to Promontory Point, and 11.38% with respect to Woodcreek.

         o Prices at which the units have recently sold to the extent such information is available to us; and

         o        The absence of a liquid trading market for the units.

         Our determination of the offer price was based on our review and analysis of the foregoing information, the other financial information and the analyses concerning the partnership summarized below.

         VALUATION OF UNITS. We determined our offer price by: (i) applying a capitalization rate to your partnership's pro forma operating results for the quarter ended March 31, 2002; (ii) adjusting this value for liabilities, non-real estate assets, and certain other costs; and (iii) determining the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. A capitalization rate is a percentage (rate of return), applied to property income by purchasers of residential real estate, to determine the present value of income property. The lower the capitalization rate, the higher the value produced, and the higher the capitalization rate, the lower the value produced. We used property incomes based on the pro forma operating results of your partnership for the quarter ended March 31, 2002. But in determining the appropriate capitalization rate, we also considered the following factors. Our method for selecting a capitalization rate begins with each property being assigned a location and condition rating (for example, "A" for excellent, "B" for good, and so on). We then adjusted the capitalization rate based on whether the property's mortgage debt is above or below market rates. We also consider recent changes in your partnership's property income and occupancy rate. All these factors are subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value.

         Although the direct capitalization method is an accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. We determined our cash consideration in the following manner. First, we estimated the gross property value of your partnership's property by applying capitalization rates of 10.81% with respect to Autumn Run, 11.27% with respect to Cooper's Pointe, 11.48% with respect to Copper Mill, 11.43% with respect to Four Winds, 11.48% with respect to Hampton Greens, 7.87% with respect to Plantation Creek, 10.97% with respect to Promontory Point, and 11.38% with respect to Woodcreek to pro forma operating results for the quarter ended March 31, 2002, to obtain its estimated gross property value. We then calculated the value of the equity of your partnership by adding to the aggregate gross property value the value of the non-real estate assets of your partnership and deducting its liabilities and certain other costs, including required capital expenditures, deferred maintenance and closing costs, to derive its net equity value. Finally, using this net equity value, we determined the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Based on the terms of your partnership's agreement of limited partnership, 98% of the estimated liquidation proceeds are assumed to be distributed to limited partners of your partnership. Our offer price represents the per unit liquidation proceeds determined in this manner.

         COMPARISON OF OFFER PRICE TO ALTERNATIVE CONSIDERATION. To assist holders of units in evaluating the offer, your general partner, which is our subsidiary, has attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values.

Gross valuation of partnership properties                                         $ 89,800,000
Plus: Cash and cash equivalents                                                        903,366
Plus: Other partnership assets, net of security deposits                             1,573,553
Less: Mortgage debt, including accrued interest                                    (68,408,255)
Less: Loans from Partners                                                                    0
Less: Accounts payable and accrued expenses                                           (249,025)
Less: Other liabilities                                                             (1,388,769)
                                                                                  ------------
Partnership valuation before taxes and certain costs                              $ 22,230,870
Less: Estimated State Entity Taxes & State Nonresident Withholding                    (120,648)
Less: Disposition fees                                                                       0
Less: Extraordinary capital expenditures and deferred maintenance                   (1,035,985)
Less: Closing costs                                                                   (898,000)
Plus: GP Contributions under Deficit Restoration Provision                           1,041,776
                                                                                  ------------
Estimated net valuation of your partnership                                       $ 21,218,013
Percentage of estimated net valuation allocated to holders of units                         98%
                                                                                  ------------
Estimated net valuation of units                                                  $ 20,814,488
       Total number of units                                                         82,848.00
                                                                                  ------------
Estimated valuation per unit                                                      $        251
                                                                                  ============
Cash consideration per unit                                                       $        251
                                                                                  ============

         The results of these comparative analyses are summarized in the chart below. You should bear in mind that some of the alternative values are based on a variety of assumptions that have been made by us. These assumptions relate to, among other things, the operating results since December 31, 2001, as to income and expenses of the property, other projected amounts and the capitalization rates that may be used by prospective buyers if your partnership assets were to be liquidated.

         In addition, these estimates are based upon certain information available to your general partner, which is our subsidiary, or an affiliate at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership or an affiliate in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

         Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2010, unless sooner terminated as provided in the agreement or by law.

                          COMPARISON TABLE                       PER UNIT
                                                                ----------

         Cash offer price .................................     $   251.00
         Alternatives
              Prior cash tender offer price ...............     $   559.00(1)
              Highest price on secondary market ...........     $   580.00(2)
              Estimated liquidation proceeds ..............     $   251.00

----------

         (1) Highest price offered in our 2000 through 2001 tender offers.

         (2) Since January 1, 2000.

         PRIOR TENDER OFFERS. An unaffiliated third party made a lender offer to purchase your partnership's units at a price of $350.00, which offer expired on March 30, 2001.

         In February 2001, we commenced a tender offer to purchase units of your partnership at a price of $559.00 per unit, which price was determined using the same basic methodology as we are using in this current tender offer. We acquired 1,394 units, representing approximately 1.1% of the outstanding units of your partnership, pursuant to that offer.

         In August 2000, we commenced a tender offer at the price of $526.00 per unit, which price was determined using the same basic methodology as we are using in this current tender offer. We acquired 2,909 units, representing approximately 3.44% of the outstanding units of your partnership, pursuant to that offer.

         We are aware that other tender offers may have been made by unaffiliated third parties to acquire units in your partnership in exchange for cash. We are unaware of the amounts offered, terms, tendering parties or number of units involved in any pending tender offers.

         PRICES ON SECONDARY MARKET. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

         Set forth below are the high and low sale prices of units for the periods listed below as reported by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Partnership Spectrum. We do not know whether the information compiled by The Partnership Spectrum is accurate or complete.

   SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE PARTNERSHIP SPECTRUM

                                                                   High           Low
                                                                ----------     ----------
         Two Months Ended February 28, 2002: ..............            N/A            N/A
         Year Ended December 31, 2001: ....................     $   580.00     $   511.82
         Year Ended December 31, 2000: ....................     $   526.00     $   411.66

         Set forth in the table below are the high and low sales prices of units for the periods listed below, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN PARTNERSHIP BOARD

                                                                   High           Low
                                                                ----------     ----------
         Period Ended April 28, 2002: .....................            N/A            N/A
         Year Ended December 31, 2001: ....................     $   522.00     $   522.00
         Year Ended December 31, 2000: ....................     $   526.00     $   482.26

         ESTIMATED LIQUIDATION PROCEEDS. Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of by your partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. Your general partner, which is our subsidiary, estimated the liquidation value of the units using the same direct capitalization method and assumptions as we did in valuing the units for the offer price. The liquidation analysis assumes that your partnership's property is sold to an independent third party at the current property value, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of sale are allocated to the unitholders in accordance with your partnership's agreement of limited partnership.

         The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets are disposed of in an orderly manner and are not sold in forced or distressed in which assets might be sold at substantial discounts to their actual fair market value.

         ALLOCATION OF CONSIDERATION. We have allocated to the unitholders the amount of the estimated net valuation of your partnership based on your partnership's agreement of limited partnership as if your partnership were being liquidated at the present time.

10.      POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE
         OFFER.

         The partnership and the general partner of your partnership (which is our subsidiary) have provided the following information for inclusion in this offer to purchase:

         The general partner of your partnership is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in the offer. You must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

         Without quantifying or otherwise attaching any particular weight to any of the following factors or information, you may want to consider the following:

         o the offer gives you an opportunity to make an individual decision on whether to tender your units or to continue to hold them;

         o the offer price and the method used to determine the offer price;

         o the offer price is based on an estimated value of your partnership's property that has been determined using a method believed to reflect the valuation by buyers in the market for similar assets;

         o prices at which the units have recently sold, to the extent such information is available;

         o        the absence of an established trading market for your units;

         o an analysis of possible alternative transactions, including a property sale, or a liquidation of the partnership; and

         o an evaluation of the financial condition and results of operations of your partnership.

         Except for this offer, neither the general partner of your partnership or its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Offer--Section 12. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and AIMCO and its affiliates, on the other and conflicts of interests with respect to the tender offer, see "The Offer--Section 9. Background and Reasons for the Offer" and "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates." See also "The Offer--Section 9. Background and Reasons for the Offer--Comparison to Alternative Consideration--Prior Tender Offers" for certain information regarding transactions in units of your partnership.

11.      CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

         CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The general partner of your partnership became a majority-owned subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia Financial Group, Inc. Your general partner became a wholly owned subsidiary of AIMCO on February 26, 1999, when Insignia Properties Trust merged with AIMCO. Accordingly, the general partner of your partnership has substantial conflicts of interest with respect to the offer. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your general partner in attempting to reconcile our interests with the interests of the other limited partners. We desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your partnership. YOU ARE URGED TO READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS. The general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

         CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP. We own both the general partner of your partnership and the property manager of your partnership's residential property. The general partner of your partnership received total fees and reimbursements of $704.000 in 2000 and $1,377,000 in 2001. The property manager is entitled to receive five percent of gross receipts from the partnership's residential property for providing property management services. It received management fees of $1,181,000 in 2000, and $1,147,000 in 2001. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's residential property.

         COMPETITION AMONG PROPERTIES. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in the general market areas where your partnership's property is located. We believe that this concentration of properties in a general market areas will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

         FUTURE OFFERS. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         TRANSACTIONS WITH AFFILIATES. In accordance with the partnership agreement, the managing general partner received a partnership management incentive allocation equal to ten percent of net and taxable income and losses and cash distributions. The managing general partner was also allocated its two percent continuing interest in your partnership's net and taxable income and losses and cash distributions after the above allocation of the partnership management incentive. The partnership management incentive associated with the distribution paid during the year ended December 31, 2001 and 2000 was approximately $394,000 and $495,000, respectively, and is included in distributions paid to the general partner.

         An affiliate of the managing general partner has made available to your partnership a credit line of up to $150,000 per property owned by your partnership. Your partnership has no outstanding amounts due under this line of credit. Based on present plans, the managing general partner does not anticipate the need to borrow in the near future. Other than cash and cash equivalents, the line of credit is your partnership's only unused source of liquidity.

         Beginning in 2001, your partnership began insuring its properties up to certain limits through coverage provided by AIMCO Properties which is generally self-insured for a portion of losses and liabilities related to workers compensation, property casualty and vehicle liability. Your partnership insures its properties above the AIMCO Properties limits through insurance policies obtained by AIMCO Properties from insurers unaffiliated with the managing general partner. During the year ended December 31, 2001, your partnership paid AIMCO Properties and its affiliates approximately $154,000 for insurance coverage and fees associated with policy claims administration.

12.      FUTURE PLANS OF THE PURCHASER.

         As described above under "The Offer--Section 9. Background and Reasons for the Offer," we own the general partner and thereby control the management of your partnership. In addition, we own the manager of your partnership's residential property. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

         Although we have no present intention to do so, we may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties or other consideration. We also may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's property, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's property. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

         We have been advised that the possible future transactions the general partner expects to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to its limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted by the partnership agreement. Limited partners may vote on a liquidation, and as more fully discussed herein, we and our affiliates can significantly influence, and may have the ability to control under certain circumstances, certain voting decisions with respect to your partnership. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

13.      CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

         GENERAL. Century Properties Growth Fund XXII was organized on January 31, 1984 under the laws of the State of California. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of investing in, acquiring, managing, and ultimately selling income-producing real properties.

         Your partnership's investment portfolio currently consists of the following 8 residential apartment complexes: Wood Creek Apartments, a 432-unit residential apartment complex located in Mesa, Arizona; Plantation Creek Apartments, a 484-unit residential apartment complex located in Atlanta, Georgia; Four Winds Apartments, a 350-unit residential apartment complex located in Overland, Kansas; Copper Mill Apartments, a 192-unit residential apartment complex located in Richmond, Virginia; Cooper's Pointe Apartments, a 192-unit residential apartment complex located in Charleston, South Carolina; Autumn Run Apartments, a 320-unit residential apartment complex located in Naperville, Illinois; Promontory Point Apartments, a 252-unit residential apartment complex located in Austin, Texas; and Hampton Greens Apartments, a 309-unit residential apartment complex located in Dallas, Texas.

         The general partner of your partnership is Fox Partners IV, which is a wholly owned subsidiary of AIMCO Properties (the "general partner"). A wholly owned subsidiary of AIMCO also serves as manager of the residential property owned by your partnership. There are currently 82,848 units outstanding, which are held of record by 3,253 limited partners. Your partnership's and the general partner's principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, telephone
(303) 757-8101.

         For additional information about your partnership, please refer to the annual report prepared by your partnership which was sent to you earlier this year, particularly Item 2 of Form 10-KSB, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes. In addition, your partnership is subject to the information and reporting requirements of the Exchange Act and information about your partnership can be obtained in the same manner as information can be obtained about us, as set forth in "The Offer--Section 8. Information Concerning Us and Certain of our Affiliates."

         INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS. Your general partner (which is our subsidiary) regularly evaluates the partnership's property by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors the property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the property's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the partnership property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your general partner is not currently seeking a sale of your partnership's property primarily because it expects the property's operating performance to improve in the long term. In making this assessment, your general partner noted the occupancy and rental rates at the residential property. In particular, the general partner noted that it spent approximately $2,709,000 for capital expenditures at the residential property in 2001, and expects to spend approximately $1,057,241 for capital improvements at the residential property in 2002, to repair and update the property. Although there can be no assurance as to future performance, however, these expenditures are expected to improve the desirability of the property to tenants. The general partner does not believe that a sale of the property at the present time would adequately reflect the property's future prospects. Another significant factor considered by your general partner is the likely tax consequences of a sale of the property for cash. Such a transaction would likely result in tax liabilities for many limited partners.

         TERM OF YOUR PARTNERSHIP. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2010, unless sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         CAPITAL REPLACEMENTS. Your partnership has an ongoing program of capital improvements, replacements and renovations, including floor covering, water heater, appliance and roof replacements, electrical improvements, and other replacements and renovations in the ordinary course of business. All capital improvements and renovation costs, which totaled $2,709,000 for 2001 and which are budgeted at $1,057,241 for 2002, are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.

         COMPETITION. There are other residential properties within the market areas of your partnership's properties. The number and quality of competitive properties in such areas could have a material effect on the rental market for the apartments at your partnership's properties and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we believe AIMCO is one of the largest owners and managers of multifamily apartment properties in the United States.

         FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 2001 and 2000 is based on audited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-KSB of your partnership for the year ended December 31, 2001.

                       CENTURY PROPERTIES GROWTH FUND XXII

                                                                     For the Year Ended
                                                                        December 31,
                                                             (in thousands, except per unit data)
                       Operating Data:                              2001              2000
                                                                 ----------        ----------
Total Revenues                                                   $   28,989        $   23,318
Net income (Loss)                                                     7,410             2,580
Net Income per limited partnership unit                               76.57             27.47
Distributions per limited partnership unit                           163.62             52.69

                     Balance Sheet Data:
Cash and Cash Equivalents                                        $    1,448        $    1,765
Real Estate, Net of Accumulated Depreciation                         63,891            73,343
Total Assets                                                         68,257            78,674
Notes Payable                                                        68,237            71,624
General Partners' Capital (Deficit)                                  (7,778)           (8,173)
Limited Partners' Capital (Deficit)                                   5,286            12,498
Partners' Capital (Deficit)                                          (2,492)            4,325
Total Distributions                                                 (14,227)           (4,949)
Net increase (decrease) in cash and cash equivalents                   (317)             (885)
Net cash provided by operating activities                             6,420             7,352

         DESCRIPTION OF PROPERTY. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of your partnership's property.

Property                           Date of Purchase               Type of Ownership                          Use
--------                           ----------------               -----------------                          ---

Wood Creek Apartments                   May-84         Fee ownership subject to first mortgage(1)         Apartment
  Mesa, Arizona                                                                                           432 units

Plantation Creek Apartments             Jun-84         Fee ownership subject to first mortgage(1)         Apartment
  Atlanta, Georgia                                                                                        484 units

Four Winds Apartments                   Sep-85         Fee ownership subject to first mortgage(1)         Apartment
  Overland, Kansas                                                                                        350 units

Copper Mill Apartments                  Sep-86         Fee ownership subject to first mortgage(1)         Apartment
  Richmond, Virginia                                                                                      192 units

Cooper's Pointe Apartments              Nov-85         Fee ownership subject to first mortgage(1)         Apartment
  Charleston, South Carolina                                                                              192 units

Autumn Run Apartments                   Jun-86         Fee ownership subject to first mortgage            Apartment
  Naperville, Illinois                                                                                    320 units

Promontory Point Apartments             Oct-85         Fee ownership subject to first mortgage(1)         Apartment
  Austin, Texas                                                                                           252 units

Hampton Greens Apartments               Dec-85         Fee ownership subject to first mortgage(1)         Apartment
  Dallas, Texas                                                                                           309 units

(1) Property is held by a limited partnership in which the partnership owns a 100% interest.

         On July 31, 2001, the partnership sold Stoney Creek Apartments to an unrelated third party for net proceeds of approximately $14,130,000 after payment of closing costs. The partnership recognized a gain of approximately $6,852,000. Approximately $6,651,000 of the net proceeds were used to repay the mortgage encumbering the property. The partnership recognized an extraordinary loss on early extinguishment of debt of approximately $953,000 as a result of a prepayment penalty of approximately $853,000 for the early repayment of the mortgage encumbering the property and approximately $100,000 of unamortized loan costs being written off.

         ACCUMULATED DEPRECIATION SCHEDULE. The following shows the gross carrying value and accumulated depreciation of your partnership's property as of December 31, 2001.

                            Gross Carrying      Accumulated                                   Federal
Property                        Value          Depreciation        Rate         Method       Tax Basis
--------                    --------------     ------------        ----         ------       ---------
                            (in thousands)    (in thousands)                              (in thousands)

   Wood Creek                 $ 17,786           $ 8,891         5-30 yrs        S/L         $ 3,680
   Plantation Creek             28,986            15,288         5-30 yrs        S/L           5,686
   Four Winds                   18,352             8,534         5-30 yrs        S/L           4,999
   Copper Mill                   9,996             4,748         5-30 yrs        S/L           4,578
   Cooper's Pointe               7,973             4,238         5-30 yrs        S/L           1,562
   Autumn Run                   18,522             9,110         5-30 yrs        S/L           4,771
   Promontory Point             12,723             6,226         5-30 yrs        S/L           3,695
   Hampton Greens               12,703             6,115         5-30 yrs        S/L           3,813
                              --------           -------                                     -------

                              $127,041           $63,150                                     $32,784

         SCHEDULE OF MORTGAGES. The following shows certain information regarding the outstanding first mortgage encumbering your partnership's property as of December 31, 2001.

                                   Principal
                                  Balance At                                                             Principal
                                 December 31,         Interest           Period          Maturity          Due At
                                     2001               Rate           Amortized           Date           Maturity
                                 ------------         --------         ---------         --------        ---------
                                (in thousands)                                                         (in thousands)

    Wood Creek                       $12,122            7.93%            30 yrs           02-06            $11,319
    Plantation Creek                  14,941            7.93%            30 yrs           02-06             13,952
    Four Winds                         9,091            7.93%            30 yrs           02-06              8,489
    Copper Mill                        5,722            7.88%            30 yrs           01-06              5,347
    Cooper's Pointe                    3,987            7.88%            30 yrs           01-06              3,725
    Autumn Run                        13,074            7.02%            20 yrs           10-21                 --
    Promontory Point                   3,859            7.04%            30 yrs           05-08              3,442
    Hampton Greens                     5,441            7.88%            30 yrs           01-06              5,084
                                     -------                                                               -------
      Total                          $68,237                                                               $51,358

         On September 7, 2001, your partnership refinanced the mortgage note payable encumbering Autumn Run Apartments. The refinancing replaced mortgage indebtedness of approximately $9,100,000 with a new mortgage of $13,125,000. The new mortgage carries a stated interest rate of 7.02% compared to a stated rate of 7.33% on the old mortgage. Payments of principal and interest are due on the first day of each month until the loan matures on October 1, 2021 at which time the loan is scheduled to be fully amortized. Loan costs capitalized for the refinancing were approximately $241,000. Your partnership recorded an extraordinary loss on early extinguishment of debt of approximately $31,000 as a result of unamortized loan costs being written off.

AVERAGE RENTAL RATES AND OCCUPANCY. The following shows the average annual rental rates and annual occupancy rates for your partnership's property during the periods indicated.

                                      Average Annual Rent       Average Annual Occupancy Rate
Property                              2001           2000           2001            2000
--------                           ----------     ----------     ----------      ----------

Autumn Run (IL)                    $   10,330     $   10,075         93%             94%
Cooper's Pointe                    $    8,101     $    7,900         90%             96%
Copper Mill                        $    9,138     $    8,733         97%             97%
Four Winds                         $    8,614     $    8,567         94%             95%
Hampton Greens                     $    6,843     $    6,692         90%             95%
Plantation Creek                   $    9,891     $    9,574         90%             94%
Promontory Point                   $    8,691     $    8,133         90%             96%
Woodcreek                          $    7,868     $    7,620         95%             94%

         PROPERTY MANAGEMENT. Your partnership's residential property is managed by an entity which is a wholly-owned subsidiary of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's residential property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

         DISTRIBUTIONS. The following table shows, for each of the years indicated, the distributions paid per unit for such years.

          YEAR ENDED DECEMBER 31,                          AMOUNT
          -----------------------                         --------

                   1999                                   $  81.81
                   2000                                   $  52.69
                   2001                                   $ 163.62
          2002 (through April 29)                         $   5.82
                                                          --------
                   Total                                  $ 303.94

         BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP. We and our affiliates, AIMCO and AIMCO-GP, Inc., collectively have voting and dispositive power with respect to 45,631.50, or 53.98%, of the outstanding limited partner units of your partnership, along with an approximate 2% general partnership interest held by the general partner. Except as set forth in this offer to purchase, neither we, nor, to the best of our knowledge, any of our affiliates,
(i) beneficially own or have a right to acquire any units, (ii) has effected any transactions in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. See "The Offer - Section 9. Background and Reasons for the Offer - Prior Tender Offers."

         COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES. The following table shows, for each of the years indicated, amounts paid to your partnership's general partner and its affiliates on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its property and is entitled to receive five percent of the gross receipts from the partnership's residential property for providing property management services.

                                                  PARTNERSHIP                   PROPERTY
                       YEAR                    FEES AND EXPENSES             MANAGEMENT FEES
                       ----                    -----------------             ---------------

                       2000                        $  704,000                    $1,181,000
                       2001                        $1,377,000                    $1,147,000

         LEGAL PROCEEDINGS. Your partnership may be a party to a variety of legal proceedings related to its ownership of the partnership's properties, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership. In addition, you should note the following with respect to the specific litigation affecting your partnership.

Background

         In March 1998, unit holders of limited partnership units in the partnerships managed by affiliates of Insignia Financial Group (collectively, "Insignia") commenced an action entitled Rosalie Nuanes, et al. v. Insignia Financial Group, Inc., et al. (the "Nuanes action") in the Superior Court of the State of California for the County of San Mateo (the "Court"). The plaintiffs named as defendants, among others, your partnership, its general partner and several of their affiliated partnerships and corporate entities, as well as AIMCO, who had announced a merger with Insignia. The action originally asserted claims on behalf of a putative class of limited partners in over 50 limited partnerships, including your partnership (collectively, the "Partnerships") and derivatively on behalf of those same Partnerships (which are named as nominal defendants) challenging, among other things, the acquisition of interests in certain general partner entities by Insignia; past tender offers by Insignia to acquire limited partnership units; Insignia's management of the Partnerships; and the series of transactions which closed on October 1, 1998 and February 26, 1999 whereby Insignia and Insignia Properties Trust, respectively, were merged into AIMCO (hereinafter, the "Insignia Merger").

Procedural History

         On June 25, 1998, your general partner filed a motion seeking dismissal of the action. In lieu of responding to the motion, the plaintiffs filed an amended complaint. The general partner filed demurrers to the amended complaint which were heard February 1999. Pending the ruling on such demurrers, settlement negotiations commenced. On November 2, 1999, the parties executed and filed a Stipulation of Settlement, settling claims, subject to court approval, on behalf of your partnership and all limited partners who owned units as of November 3, 1999. Preliminary approval of the settlement was obtained on November 3, 1999 from the Court, at which time the Court set a final approval hearing for December 10, 1999. Prior to the December 10, 1999 hearing, the Court received various objections to the settlement, including a challenge to the Court's preliminary approval based upon the alleged lack of authority of prior lead counsel to enter the settlement.

         On December 14, 1999, the general partner and its affiliates terminated the proposed settlement. In February 2000, counsel for some of the named plaintiffs filed a motion to disqualify plaintiffs' lead and liaison counsel who negotiated the proposed settlement on behalf of plaintiffs. On June 27, 2000, the Court entered an order disqualifying them from the case. An appeal was taken from part of the June 27, 2000 order on October 5, 2000. Subsequently, certain plaintiffs, specifically, BEJ Equity Partners and J-B Investment Partners, withdrew as plaintiffs.

         On December 4, 2000, the Court appointed the law firm of Lieff Cabraser Heimann & Bernstein LLP as new lead counsel for plaintiffs and the putative class. Plaintiffs filed a third amended complaint on January 19, 2001 and the general partner and its affiliates filed a demurrer to the third amended complaint. On July 10, 2001, the Court issued an order granting in part and denying in part defendants' demurrer. Among other things, the Court sustained defendants' demurrer without leave to amend as to those derivative claims involving partnerships in which the named plaintiffs did not own an interest. The Court subsequently denied plaintiffs' motion for reconsideration.

         During the third quarter of 2001, a complaint (the "Heller action") was filed against the same defendants that are named in the Nuanes action, captioned Heller v. Insignia Financial Group. The Heller complaint was filed in order to preserve the derivative claims that were dismissed without leave to amend in the Nuanes action by the Court's July 10, 2001 Order. The first amended complaint in the Heller action was brought as a purported derivative action, and asserted claims for among other things breach of fiduciary duty; unfair competition; conversion, unjust enrichment; and judicial dissolution. On January 28, 2002, however, the Court, on motion by the general partner and its affiliates, struck the Heller complaint as a violation of its July 10, 2001 order in the Nuanes action. On March 27, 2002, plaintiffs in the Heller action filed a notice of appeal of the Court's January 28, 2002 order striking the complaint.

Current Complaint

         The fourth amended complaint, which is the current complaint in the action, was filed on September 7, 2001. The plaintiffs own interests in only four of the 50 partnerships at issue. Plaintiffs Jeffrey Homburger, Sean O'Reilly and Norman and Doris Rosenberg formally withdrew from the case on August 20, 2001. The general partner and affiliated defendants filed a demurrer to the fourth amended complaint, which the Court granted in part on January 28, 2002. The Court dismissed without leave to amend plaintiffs' state securities fraud claim under California's Corporate Code Section 25400(b), plaintiffs' contract claim arising out of the partnership agreements, plaintiffs' derivative claim for statutory unfair competition as to those partnerships in which plaintiffs lack representation, plaintiffs' conversion claim and plaintiffs' claim under California's Corporation Code Section 15636.

         Only some of the remaining claims in the fourth amended complaint relate to the partnership. Plaintiffs have also alleged that affiliates of the general partner have issued false and misleading tender offers beginning in 1998 and continuing through to the present for units in the partnership. Plaintiffs allege violations of state securities fraud statutes and common law fraud against both AIMCO and Insignia. Specifically, plaintiffs allege that the tender offers have been misleading because they failed to disclose:

         o that third parties would not use a property's historical income, but would instead use a property's projected income, in calculating a property's value based on the capitalization method.

         o that the property income figures used in the capitalization method were artificially lower because AIMCO charges management fees allegedly in excess of the market.

         o that AIMCO allegedly deducted all capital expenditures from property income despite an alleged AIMCO policy of deducting only $250 to $300 per apartment unit.

         o the rating for the condition of each property, any adjustment made to the capitalization rate as a result, the interest rate on mortgage debt for each property and any corresponding adjustments in the capitalization rates.

         o that AIMCO allegedly negotiated lower capitalization rates for valuing properties it owns in connection with a revolving credit facility.

         o that AIMCO failed to disclose that the valuation methods and/or policies it used for its own business purposes allegedly differ from those used in the tender offers.

         o internal valuations of the properties it used in connection with the Insignia merger or the capitalization rates used in connection with those valuations.

Plaintiffs have alleged that the general partner breached its fiduciary duty by assisting Insignia and AIMCO in making the tender offers by providing financial information, failing to correct supposedly misleading information given to unitholders, recommending that the prices offered were fair and preventing third parties from making tender offers. Plaintiffs have also included a statutory unfair competition claim against all the defendants, a claim for tortious interference with contract, unjust enrichment and judicial dissolution.

         On February 20, 2002, defendants filed a general denial of the material allegations of the fourth amended complaint, denying each and every material allegation and asserting several affirmative defenses.

Pending Motion For Class Certification

         On February 11, 2002, plaintiffs filed a motion seeking to certify a putative class comprised of all non-affiliated persons who own or have ever owned units in your partnership or others. The partnership's general partner and affiliated defendants oppose certification of such a class and filed an opposition brief on March 26, 2002. On April 29, 2002, the Court heard argument on the motion for class certification. The Court ordered additional briefing and will take the matter under submission at that time.

         We cannot predict the outcome of these actions or the nature of any final relief or settlement (if any) with respect to these actions, including without limitation whether the actions discussed above will result in damages being assessed against the general partner, AIMCO Properties, or any of the defendants, nor the amount of any such damages. AIMCO Properties, the general partner, and the affiliated defendants have contested the claims and will vigorously defend the actions. Nevertheless, depending on the outcome of the existing actions and appeal, current limited partners may later benefit from an award of damages or from a settlement of the claims at issue.

         Although we cannot predict the outcome of these actions, including the nature, if any, of any final relief or settlement, a limited partner who tenders his units in the offer may not be able to participate in or benefit from any such later relief or settlement. Limited partners will be expected to assign any claims they have to the Purchaser as a condition of tendering their units. There can be no assurance that a limited partner would not realize greater value for his units by holding on to his units at this time and waiting for any such relief or settlement in the future. We advise you to consult legal counsel if you have any questions.

Potential Settlement Discussions

         Although the parties have had discussions about structuring a potential settlement to include tender offers at potentially higher prices than are currently being offered, the parties have been unable to reach agreement upon the terms of such a potential settlement.

         ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's most recent SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The above discussion relating to capital expenditures at the Property and valuations of the Property are forward-looking information developed by the general partner. These expectations incorporated various assumptions including, but not limited to, revenue (including occupancy rates), various operating expenses, general and administrative expenses, depreciation expenses, and working capital levels. While the general partner deemed such expectations to be reasonable and valid at the date made, there is no assurance that the assumed facts will be validated or that the results will actually occur. Any estimate of the future performance of a business, such as your Partnership's business, is forward-looking and based on assumptions some of which inevitably will prove to be incorrect.

14.      VOTING POWER.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. We and our affiliates own 45,631.59, or 53.98%, of the outstanding units of limited partnership in your partnership. One of our affiliates, with respect to 17,023.50, or 20.55%, of the outstanding units, previously agreed to vote such units (i) against any proposal to increase the fees and other compensation payable by the partnership to the general partner and any of its affiliates, and (ii) with respect to any proposal made by the general partner or any of its affiliates, in proportion to votes cast by other unitholders. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates can significantly influence, and may have the ability to control under certain circumstances, such voting decisions with respect to your partnership. We and our affiliates can control such voting decisions that, among other things, are not proposed by the general partner or any of its affiliates and are not related to such fees or other compensation. If we acquire a substantial number of units, we may increase our ability to significantly influence or control such voting decisions.

15.      SOURCE OF FUNDS.

         We expect that approximately $9,341,341.50 will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $11,000). For more information regarding fees and expenses, see "The Offer--Section 19. Fees and Expenses."

         We have a $400 million revolving credit facility with Bank of America, Fleet National Bank and First Union National Bank with a syndicate comprised of a total of ten lender participants. AIMCO Properties, L.P. is the borrower and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. The obligations under the credit facility are secured, among other things, by our pledge of our stock ownership in certain subsidiaries of AIMCO, and a first priority pledge of certain of our non-real estate assets. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America's reference rate or 0.5% over the federal funds rate, plus, in either case, an applicable margin. The margin ranges between 2.05% and 2.55% in the case of LIBOR-based loans and between 0.55% and 1.05% in the case of base rate loans, based upon a fixed charge coverage ratio. Commencing August 1, 2002, through maturity the margin will range between 1.60% and 2.35%, in the case of LIBOR based loans, and between 0.20% and 0.95% in the case of base rate loans, based upon a fixed charge coverage ratio. The credit facility expires in July 2004 and can be extended at AIMCO's option for a one-year term.

         We are concurrently making offers to acquire interests in other limited partnerships. We believe that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to the offers. As of March 31, 2002, we had $107.3 million of cash on hand and $165.3 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

16.      DISSENTERS' RIGHTS.

         Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

17.      CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), any of the following shall occur or may be reasonably expected to occur:

         o any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns property, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has or may have material significance with respect to the value of your partnership or the value of the units to us; or

         o there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States,

                  (ii) a decline in the closing price of a share of AIMCO's Class A Common Stock of more than 5.0% measured from the close on the last trading day preceding the date of this offer and the close on the last trading day preceding to the expiration of this offer, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the price of the 10-year Treasury Bond or the 30-year Treasury Bond, or at least a 5.0% decrease in the S&P 500 Index or the Morgan Stanley REIT Index, in each case measured between the close on the last trading day preceding the date of this offer and the close on the last trading day preceding the expiration of this offer,
                  (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof),
                  (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

         o there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), or seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your partnership or to remove such entity as general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the value of the units to us; or

         o there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, any general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

         o your partnership shall have (i) changed, or authorized a change of, the units or your partnership's capitalization,
                  (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property,
                  (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

         o a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act) or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the units, other than acquisitions for bona fide arbitrage purposes, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

         o the offer to purchase may have an adverse effect on AIMCO's status as a REIT; or

         o we shall not have adequate cash or financing commitments available to pay for the units validly tendered.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us at any time prior to the expiration of this offer in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right.

18.      CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 18, we are not, based on information provided by your general partner (which is our subsidiary), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

         ANTITRUST. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

         MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

         STATE LAWS. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

19.      FEES AND EXPENSES.

         You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, e-mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

                                   ----------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, IN THE ACKNOWLEDGMENT AND AGREEMENT OR THE LETTER OF TRANSMITTAL ATTACHED AS ANNEX II AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer-Section 13. Certain Information concerning your Partnership--Additional Information concerning your Partnership."

         The acknowledgment and agreement and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:



                      RIVER OAKS PARTNERSHIP SERVICES, INC.


               By Mail:                          By Overnight Courier:                        By Hand:

             P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
     S. Hackensack, NJ 07606-2065                 Carlstadt, NJ 07072                    Carlstadt, NJ 07072
                                              Attn: Reorganization Dept.             Attn: Reorganization Dept.

             By facsimile:                                                          For information please call:

            (201) 896-0910                                                            TOLL FREE (888) 349-2005
                                                                                                 Or
                                                                                           (201) 896-1900


                                     ANNEX I

                             OFFICERS AND DIRECTORS

         The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP") and the general partner of your partnership are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The two directors of the general partner of your partnership are Peter K. Kompaniez and Patrick J. Foye. Unless otherwise indicated, the business address of each executive officer and director is 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222-7900. Each executive officer and director is a citizen of the United States of America.

                       NAME                                           POSITION
                       ----                                           --------

 Terry Considine................................  Chairman of the Board of Directors and Chief Executive
                                                  Officer

 Peter K. Kompaniez.............................  Vice Chairman, President and Director

 Harry G. Alcock................................  Executive Vice President and Chief Investment Officer

 Joel F. Bonder.................................  Executive Vice President, Legal and Regulatory Affairs

 Miles Cortez...................................  Executive Vice President, General Counsel and Secretary

 Joseph DeTuno..................................  Executive Vice President - Redevelopment

 Patrick J. Foye................................  Executive Vice President

 Lance J. Graber................................  Executive Vice President - Acquisitions

 Paul J. McAuliffe..............................  Executive Vice President and Chief Financial Officer

 Ron Monson.....................................  Executive Vice President and Head of Property Operations

 David Robertson................................  Executive Vice President - Affordable Properties

 James N. Bailey................................  Director

 Richard S. Ellwood.............................  Director

 J. Landis Martin...............................  Director

 Thomas L. Rhodes...............................  Director



                                Annex I - Page 1

                 NAME                              PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                              ---------------------------------------------

Terry Considine.....................    Mr. Considine has been Chairman and Chief Executive Officer of AIMCO and AIMCO-GP since July 1994. Mr. Considine serves as Chairman of the Board of Directors of American Land Lease, Inc. (formerly Asset
                                        Investors Corporation and Commercial Asset Investors, Inc.), another public real estate investment trust. Mr. Considine has been and remains involved as a principal in a variety of other business activities.

Peter K. Kompaniez..................    Mr. Kompaniez has been Vice Chairman and a director of AIMCO since
                                        July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated, which was acquired by AIMCO in December 1997. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial
                                        Corporation ("HFC"), a United States holding company for Heron
                                        International, N.V.'s real estate and related assets. While at HFC,
                                        Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by the AIMCO) and 3.1 million square feet of commercial real estate.


Harry G. Alcock.....................    Mr. Alcock served as a Vice President of AIMCO from July 1996 to
                                        October 1997, when he was promoted to Senior Vice President -
                                        Acquisitions. Mr. Alcock served as Senior Vice President -
                                        Acquisitions until October 1999, when he was promoted to
                                        Executive Vice President and Chief Investment Officer. Mr. Alcock
                                        has held responsibility for AIMCO's acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr.
                                        Alcock served as Senior Financial Analyst for PDI and HFC. From 1988
                                        to 1992, Mr. Alcock worked for Larwin Development Corp., a Los
                                        Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisition and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace
                                        Corp. He received his B.S. from San Jose State University.

Joel F. Bonder......................    Mr. Bonder was appointed Executive Vice President, Legal and
                                        Regulatory Affairs effective August 2001. Mr. Bonder served as
                                        Executive Vice President, General Counsel and Secretary of AIMCO
                                        from December 1997 to August 2001. Prior to joining AIMCO, Mr.
                                        Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until December 1997. Mr. Bonder served as Vice
                                        President and Deputy General Counsel of NHP from June 1991 to March
                                        1994 and as Associate General Counsel of NHP Incorporated from 1986 to 1991. From 1983 to 1985, Mr. Bonder was with the Washington, D.C.
                                        law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the University of Rochester and a J.D. from
                                        Washington University School of Law.



                                Annex I - Page 2


Miles Cortez........................    Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary in August 2001. Since December 1997, Mr. Cortez has
                                        been a founding partner and the senior partner of the law firm of
                                        Cortez Macaulay Bernhardt & Schuetze LLC. From August 1993 to
                                        November 1997, Mr. Cortez was a partner in the law firm of McKenna &
                                        Cuneo, LLP. Mr. Cortez was the President of the Denver Bar
                                        Association from 1982-1983; was Chairman of the Ethics Committee of the Colorado Bar Association from 1977-1978, was President of the
                                        Colorado Bar Association from 1996-1997, and was a member of the
                                        American Bar Association House of Delegates from 1990-1995. Mr.
                                        Cortez is a Life Fellow of the Colorado Bar Foundation and American
                                        Bar Foundation. Mr. Cortez has been listed in the national publication "The Best Lawyers in America" for business litigation for the past ten years.

Joseph DeTuno.......................    Mr. DeTuno was appointed Executive Vice President-Redevelopment of
                                        AIMCO in February 2001. Mr. DeTuno has been Senior Vice
                                        President-Property Redevelopment of AIMCO since August 1997. Mr.
                                        DeTuno was previously President and founder of JD Associates, his own full service real estate consulting, advisory and project management company that he founded in 1990.

Patrick J. Foye.....................    Mr. Foye was appointed Executive Vice President of AIMCO in May
                                        1998. He is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining AIMCO, Mr. Foye was a merger and acquisitions partner in the law firm of Skadden, Arps, Slate,
                                        Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994.
                                        Mr. Foye is also Deputy Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council.
                                        He received a B.A. from Fordham College and a J.D. from Fordham
                                        University Law School and was Associate Editor of the Fordham Law
                                        Review.

Lance Graber........................    Mr. Graber was appointed Executive Vice President - Acquisitions in
                                        October 1999. His principal business function is acquisitions. Prior to joining AIMCO, Mr. Graber was an Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at Credit Suisse
                                        First Boston engaged in real estate financial advisory services and principal investing. He was a Director there from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties. Mr. Graber received a B.S. and an M.B.A. from the
                                        Wharton School of the University of Pennsylvania.



                                Annex I - Page 3


Paul J. McAuliffe...................    Mr. McAuliffe has been Executive Vice President of AIMCO since
                                        February 1999 and was appointed Chief Financial Officer in October
                                        1999. Prior to joining AIMCO, Mr. McAuliffe was Senior Managing
                                        Director of Secured Capital Corporation and prior to that time had been a Managing Director of Smith Barney, Inc. from 1993 to 1996, where he was a key member of the underwriting team that led AIMCO's initial public offering in 1994. Mr. McAuliffe was also a Managing
                                        Director and head of the real estate group at CS First Boston from
                                        1990 to 1993 and he was a Principal in the real estate group at
                                        Morgan Stanley & Co., Inc. from 1983 to 1990. Mr. McAuliffe received a B.A. from Columbia College and an MBA from University of Virginia,
                                        Darden School.

Ron Monson..........................    Mr. Monson was appointed Executive Vice President and Head of
                                        Property Operations of AIMCO on February 6, 2001. Mr. Monson has
                                        been with AIMCO since 1997 and was promoted to Divisional Vice
                                        President in 1998. Prior to joining AIMCO, Mr. Monson worked for 13 years in operations management positions in the lawn care and landscaping industries, principally with True Green/Chemlawn. Mr.
                                        Monson received a Bachelor of Science from the University of
                                        Minnesota and a Masters in Business Administration from Georgia
                                        State University.

David Robertson.....................    Mr. Robertson was appointed Executive Vice President - Affordable
                                        Properties in February 2002. He is responsible for affordable property operations, refinancing and other value creation within the
                                        Company's affordable portfolio. Prior to joining the Company, Mr.
                                        Robertson was a member of the investment-banking group at Smith
                                        Barney from 1991 to 1996, where he was responsible for real estate investment banking transactions in the western United States, and was part of the Smith Barney team that managed AIMCO's initial public offering in 1994. Since February 1996, Mr. Robertson has been
                                        Chairman and Chief Executive Officer of Robeks Corporation, a
                                        privately held chain of specialty food stores.

James N. Bailey.....................    Mr. Bailey was appointed a Director of AIMCO in June 2000. In 1973,
Cambridge Associates, Inc.              Mr. Bailey co-founded Cambridge Associates, Inc., which is an
1 Winthrop Square,                      investment consulting firm for non-profit institutions and wealthy
Suite 500                               family groups. He is also Co-Founder, Treasurer and Director of The
Boston, MA 02110                        Plymouth Rock Company, Direct Response Corporation and Homeowners'
                                        Direct Corporation, each of which is a United States personal lines insurance company. He received his M.B.A. and J.D. degrees in 1973 from Harvard Business School and Harvard Law School.



                                Annex I - Page 4


Richard S. Ellwood..................    Mr. Ellwood was appointed a Director of AIMCO in July 1994 and is
12 Auldwood Lane                        currently Chairman of the Audit Committee and a member of the
Rumson, NJ  07660                       Compensation Committee. Mr. Ellwood is the founder and President of
                                        R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr.
                                        Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill
                                        Lynch Capital Markets from 1984 to 1987; Managing Director at
                                        Warburg Paribas Becker from 1978 to 1984; general partner and then
                                        Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to
                                        1968. Mr. Ellwood currently serves as a director of Felcor Lodging
                                        Trust, Incorporated and Florida East Coast Industries, Inc.

J. Landis Martin....................    Mr. Martin was appointed a director of AIMCO in July 1994 and became
199 Broadway                            Chairman of the Compensation Committee on March 19, 1998. Mr. Martin
Suite 4300                              is a member of the Audit Committee. Mr. Martin has served as
Denver, CO  80202                       President and Chief Executive Officer of NL Industries, Inc., a
                                        manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating though its affiliates Titanium Metals Corporation
                                        ("TIMET") and NL Industries, Inc. ("NL"), since 1990 and as Chief
                                        Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium, since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by a predecessor of Halliburton Company
                                        ("Halliburton") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle
                                        International Corporation, a communications company.

Thomas L. Rhodes....................    Mr. Rhodes was appointed a Director of AIMCO in July 1994 and is a
215 Lexington Avenue                    member of the Audit and Compensation Committees. Mr. Rhodes has
4th Floor                               served as the President and a Director of National Review magazine
New York, NY  10016                     since November 1992, where he has also served as a Director since
                                        1998. From 1976 to 1992, he held various positions at Goldman, Sachs
                                        & Co. and was elected a General Partner in 1986 and served as a
                                        General Partner from 1987 until November 1992. He is currently
                                        Co-Chairman of the Board, Co-Chief Executive Officer and a Director
                                        of American Land Lease, Inc. He also serves as a Director of Delphi
                                        Financial Group and its subsidiaries, Delphi International Ltd.,
                                        Oracle Reinsurance Company and the Lynde and Harry Bradley
                                        Foundation.


                                Annex I - Page 5

                                    ANNEX II

                              LETTER OF TRANSMITTAL
               TO TENDER UNITS OF LIMITED PARTNERSHIP INTEREST IN
             CENTURY PROPERTIES GROWTH FUND XXII (THE "PARTNERSHIP")
                        PURSUANT TO AN OFFER TO PURCHASE
                      DATED MAY 7, 2002 (THE "OFFER DATE")
                                       BY
                             AIMCO PROPERTIES, L.P.
--------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                       EXPIRE AT MIDNIGHT, NEW YORK TIME,
        ON JUNE 6, 2002, UNLESS EXTENDED (AS EXTENDED FROM TIME TO TIME,
                             THE "EXPIRATION DATE")
--------------------------------------------------------------------------------

TO PARTICIPATE IN THE OFFER, YOU MUST SEND A DULY COMPLETED AND EXECUTED COPY OF THE ENCLOSED ACKNOWLEDGMENT AND AGREEMENT AND ANY OTHER DOCUMENTS REQUIRED BY THIS LETTER OF TRANSMITTAL SO THAT SUCH DOCUMENTS ARE RECEIVED BY RIVER OAKS PARTNERSHIP SERVICES, INC., THE INFORMATION AGENT, ON OR PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT OR ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY.

                                   ----------

         IF YOU HAVE THE CERTIFICATE ORIGINALLY ISSUED TO REPRESENT YOUR INTEREST IN THE PARTNERSHIP, PLEASE SEND IT TO THE INFORMATION
                  AGENT WITH THE ACKNOWLEDGMENT AND AGREEMENT.

                                   ----------

     FOR INFORMATION OR ASSISTANCE IN CONNECTION WITH THE OFFER OR THE COMPLETION OF THE ACKNOWLEDGMENT AND AGREEMENT, PLEASE CONTACT THE INFORMATION AGENT AT (888) 349-2005 (TOLL FREE).

                     The Information Agent for the offer is:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

               By Mail:                          By Overnight Courier:                        By Hand:
             P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
    S. Hackensack, N.J. 07606-2065               Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                              Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                                    By Telephone:
                                              TOLL FREE: (888) 349-2005

                                                    By Facsimile:
                                                   (201) 896-0910

NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE ACKNOWLEDGMENT AND AGREEMENT IS COMPLETED.



                                Annex II - Page 1

Ladies and Gentlemen:

    The Signatory (the "Signatory") executing the Acknowledgment and Agreement relating to the captioned offer (the "Acknowledgment and Agreement"), which is enclosed, upon the terms and subject to the conditions set forth in the offer to purchase, hereby and thereby tenders to the Purchaser the units set forth in the box entitled "Description of Units Tendered" on the Acknowledgment and Agreement, including all interests represented by such units (collectively, the "Units"), at the consideration indicated in the offer to purchase as supplemented or amended. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Acknowledgment and Agreement.

    SUBJECT TO AND EFFECTIVE UPON ACCEPTANCE FOR CONSIDERATION OF ANY OF THE UNITS TENDERED HEREBY AND THEREBY IN ACCORDANCE WITH THE TERMS OF THE OFFER TO PURCHASE, THE SIGNATORY HEREBY AND THEREBY IRREVOCABLY SELLS, ASSIGNS, TRANSFERS, CONVEYS AND DELIVERS TO, OR UPON THE ORDER OF, THE PURCHASER ALL RIGHT, TITLE AND INTEREST IN AND TO SUCH UNITS TENDERED HEREBY AND THEREBY THAT ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER TO PURCHASE, INCLUDING, WITHOUT LIMITATION, (I) ALL OF THE SIGNATORY'S INTEREST IN THE CAPITAL OF THE PARTNERSHIP, AND THE SIGNATORY'S INTEREST IN ALL PROFITS, LOSSES AND DISTRIBUTIONS OF ANY KIND TO WHICH THE SIGNATORY SHALL AT ANY TIME BE ENTITLED IN RESPECT OF HIS OWNERSHIP OF THE UNITS, INCLUDING, WITHOUT LIMITATION, DISTRIBUTIONS IN THE ORDINARY COURSE, DISTRIBUTIONS FROM SALES OF ASSETS, DISTRIBUTIONS UPON LIQUIDATION, WINDING-UP, OR DISSOLUTION, PAYMENTS IN SETTLEMENT OF EXISTING OR FUTURE LITIGATION, DAMAGES PAID IN CONNECTION WITH ANY EXISTING OR FUTURE LITIGATION AND ALL OTHER DISTRIBUTIONS AND PAYMENTS MADE FROM AND AFTER THE EXPIRATION DATE, IN RESPECT OF THE UNITS TENDERED BY THE SIGNATORY AND ACCEPTED FOR PAYMENT AND THEREBY PURCHASED BY THE PURCHASER; (II) ALL OTHER PAYMENTS, IF ANY, DUE OR TO BECOME DUE TO THE SIGNATORY IN RESPECT OF THE UNITS, UNDER OR ARISING OUT OF THE AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP OF THE PARTNERSHIP (THE "PARTNERSHIP AGREEMENT"), OR ANY AGREEMENT PURSUANT TO WHICH THE UNITS WERE SOLD (THE "PURCHASE AGREEMENT"), WHETHER AS CONTRACTUAL OBLIGATIONS, DAMAGES, INSURANCE PROCEEDS, CONDEMNATION AWARDS OR OTHERWISE;
(III) ALL OF THE SIGNATORY'S CLAIMS, RIGHTS, POWERS, PRIVILEGES, AUTHORITY, OPTIONS, SECURITY INTERESTS, LIENS AND REMEDIES, IF ANY, UNDER OR ARISING OUT OF THE PARTNERSHIP AGREEMENT OR PURCHASE AGREEMENT OR THE SIGNATORY'S OWNERSHIP OF THE UNITS, INCLUDING, WITHOUT LIMITATION, ANY AND ALL VOTING RIGHTS, RIGHTS OF FIRST OFFER, FIRST REFUSAL OR SIMILAR RIGHTS, AND RIGHTS TO BE SUBSTITUTED AS A LIMITED PARTNER OF THE PARTNERSHIP; AND (IV) ALL PAST, PRESENT AND FUTURE CLAIMS, IF ANY, OF THE SIGNATORY WHETHER ON BEHALF OF THE PARTNERSHIP, INDIVIDUALLY OR ON BEHALF OF A PUTATIVE CLASS (INCLUDING WITHOUT LIMITATION ANY CLAIMS AGAINST LIMITED PARTNERS OF THE PARTNERSHIP, THE GENERAL PARTNER(S) AND/OR ANY AFFILIATES THEREOF) UNDER, ARISING OUT OF OR RELATED TO THE PARTNERSHIP AGREEMENT, THE PURCHASE AGREEMENT, THE SIGNATORY'S STATUS AS A LIMITED PARTNER, THE TERMS OR CONDITIONS OF THE OFFER TO PURCHASE, THE MANAGEMENT OF THE PARTNERSHIP, MONIES LOANED OR ADVANCED, SERVICES RENDERED TO THE PARTNERSHIP OR ITS PARTNERS, OR ANY OTHER CLAIMS ARISING OUT OF OR RELATED TO THE SIGNATORY'S OWNERSHIP OF UNITS IN THE PARTNERSHIP.

    NOTWITHSTANDING ANY PROVISION IN THE PARTNERSHIP AGREEMENT OR ANY PURCHASE AGREEMENT TO THE CONTRARY, THE SIGNATORY HEREBY AND THEREBY DIRECTS EACH GENERAL PARTNER OF THE PARTNERSHIP TO MAKE ALL DISTRIBUTIONS AFTER THE PURCHASER ACCEPTS THE TENDERED UNITS FOR PAYMENT TO THE PURCHASER OR ITS DESIGNEE. Subject to and effective upon acceptance for payment of any Unit tendered hereby and thereby, the Signatory hereby requests that the Purchaser be admitted to the Partnership as a limited partner under the terms of the Partnership Agreement. Upon request, the Signatory will execute and deliver additional documents deemed by the Information Agent or the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of Units tendered hereby and thereby and will hold any distributions received from the Partnership after the Expiration Date in trust for the benefit of the Purchaser and, if necessary, will promptly forward to the Purchaser any such distributions immediately upon receipt. The Purchaser reserves the right to transfer or assign, in whole or in part, from time to



                                Annex II - Page 2
time, to one or more of its affiliates, the right to purchase Units tendered pursuant to the offer to purchase, but any such transfer or assignment will not relieve the Purchaser of its obligations under the offer to purchase or prejudice the rights of tendering limited partners to receive payment for Units validly tendered and accepted for payment pursuant to the offer to purchase.

    By executing the enclosed Acknowledgment and Agreement, the Signatory represents that either (i) the Signatory is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (ii) the tender and acceptance of Units pursuant to the offer to purchase will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

    The Signatory understands that a tender of Units to the Purchaser will constitute a binding agreement between the Signatory and the Purchaser upon the terms and subject to the conditions of the offer to purchase. The Signatory recognizes that under certain circumstances set forth in the offer to purchase, the Purchaser may not be required to accept for consideration any or all of the Units tendered hereby. In such event, the Signatory understands that any Acknowledgment and Agreement for Units not accepted for payment may be returned to the Signatory or destroyed by the Purchaser (or its agent). THIS TENDER IS IRREVOCABLE, EXCEPT THAT UNITS TENDERED PURSUANT TO THE OFFER TO PURCHASE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OR ON OR AFTER JULY 8, 2002 IF UNITS VALIDLY TENDERED HAVE NOT BEEN ACCEPTED FOR PAYMENT.

      THE SIGNATORY HAS BEEN ADVISED THAT THE PURCHASER IS AN AFFILIATE OF THE GENERAL PARTNER OF THE PARTNERSHIP AND THE GENERAL PARTNER DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS IN THE OFFER TO PURCHASE. THE SIGNATORY HAS MADE HIS OR HER OWN DECISION TO TENDER UNITS. THE SIGNATORY ALSO REPRESENTS AND WARRANTS THAT HE OR SHE WAS ADVISED TO CONSULT AN ATTORNEY WITH RESPECT TO HIS OR HER DECISION WHETHER TO TENDER HIS/HER INTEREST(s).

    The Signatory hereby and thereby represents and warrants for the benefit of the Partnership and the Purchaser that the Signatory owns the Units tendered hereby and thereby and has full power and authority and has taken all necessary action to validly tender, sell, assign, transfer, convey and deliver the Units tendered hereby and thereby and that when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claims and that the transfer and assignment contemplated herein and therein are in compliance with all applicable laws and regulations.

    All authority herein or therein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory, and any obligations of the Signatory shall be binding upon the heirs, personal representatives, trustees in bankruptcy, legal representatives, and successors and assigns of the Signatory.

    The Signatory represents and warrants that, to the extent a certificate evidencing the Units tendered hereby and thereby (the "original certificate") is not delivered by the Signatory together with the Acknowledgment and Agreement,
(i) the Signatory represents and warrants to the Purchaser that the Signatory has not sold, transferred, conveyed, assigned, pledged, deposited or otherwise disposed of any portion of the Units, (ii) the Signatory has caused a diligent search of its records to be taken and has been unable to locate the original certificate, (iii) if the Signatory shall find or recover the original certificate evidencing the Units, the Signatory will immediately and without consideration surrender it to the Purchaser; and (iv) the Signatory shall at all times indemnify, defend, and save harmless the Purchaser and the Partnership, its successors, and its assigns from and against any and all claims, actions, and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, judgments, costs, charges, counsel fees, and other expenses of every nature and character by reason of honoring or refusing to honor the original certificate when presented by or on behalf of a holder in due course of a holder appearing to or believed by the Partnership to be such, or by issuance or delivery of a replacement certificate, or the making of any payment, delivery, or credit in respect of the original certificate without surrender thereof, or in respect of the replacement certificate.



                                Annex II - Page 3

                                  INSTRUCTIONS
                FOR COMPLETING THE ACKNOWLEDGMENT AND AGREEMENT

1. REQUIREMENTS OF TENDER. To be effective, a duly completed and signed Acknowledgment and Agreement (or facsimile thereof) and any other required documents must be received by the Information Agent at one of its addresses (or its facsimile number) set forth herein before midnight, New York Time, on the Expiration Date, unless extended. To ensure receipt of the Acknowledgment and Agreement and any other required documents, it is suggested that you use overnight courier delivery or, if the Acknowledgment and Agreement and any other required documents are to be delivered by United States mail, that you use certified or registered mail, return receipt requested.

        Our records indicate that you own the number of Units set forth in Box 2 entitled "Description of Units Tendered" on the Acknowledgment and Agreement under the column entitled "Total Number of Units Owned (#)." If you would like to tender only a portion of your Units, please so indicate in the space provided in the box.

    THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

2.  SIGNATURE REQUIREMENTS.

    INDIVIDUAL AND JOINT OWNERS -- After carefully reading the Letter of Transmittal and completing the Acknowledgment and Agreement, to tender Units, limited partners must sign at the "X" in the Signature Box (Box 1) of the Acknowledgment and Agreement. The signature(s) must correspond exactly with the names printed (or corrected) on the front of the Acknowledgment and Agreement. NO SIGNATURE GUARANTEE ON THE ACKNOWLEDGMENT AND AGREEMENT IS REQUIRED IF THE ACKNOWLEDGMENT AND AGREEMENT IS SIGNED BY THE LIMITED PARTNER (OR BENEFICIAL OWNER IN THE CASE OF AN IRA). If any tendered Units are registered in the names of two or more joint owners, all such owners must sign the Acknowledgment and Agreement.

    IRAS/ELIGIBLE INSTITUTIONS -- For Units held in an IRA account, the beneficial owner should sign in the Signature Box and no signature guarantee is required. Similarly, no signature guarantee is required if Units are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution" as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an "Eligible Institution").

    TRUSTEES, CORPORATIONS, PARTNERSHIP AND FIDUCIARIES -- Trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or other persons acting in a fiduciary or representative capacity must sign at the "X" in the Signature Box and have their signatures guaranteed by an Eligible Institution by completing the signature guarantee set forth in Box 3 in the Acknowledgment and Agreement. If the Acknowledgment and Agreement is signed by trustees, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or others acting in a fiduciary or representative capacity, such persons should, in addition to having their signatures guaranteed, indicate their title in the Signature Box and must submit proper evidence satisfactory to the Purchaser of their authority to so act (see Instruction 3 below).

3. DOCUMENTATION REQUIREMENTS. In addition to the information required to be completed on the Acknowledgment and Agreement, additional documentation may be required by the Purchaser under certain circumstances including, but not limited to, those listed below. Questions on documentation should be directed to the Information Agent at its telephone number set forth herein.

    DECEASED OWNER (JOINT TENANT)    --   Copy of death certificate.

    DECEASED OWNER (OTHERS)          --   Copy of death certificate (see also
                                          Executor/Administrator/Guardian
                                          below).

    EXECUTOR/ADMINISTRATOR/GUARDIAN  --   Copy of court appointment documents
                                          for executor or administrator; and (a)
                                          a copy of applicable provisions of the
                                          will (title page, executor(s)' powers,
                                          asset distribution); or (b) estate
                                          distribution documents.

    ATTORNEY-IN-FACT                 --   Current power of attorney.

    CORPORATION/PARTNERSHIP          --   Corporate resolution(s) or other
                                          evidence of authority to act.
                                          Partnerships should furnish a copy of
                                          the partnership agreement.

    TRUST/PENSION PLANS              --   Unless the trustee(s) are named in the
                                          registration, a copy of the cover page
                                          of the trust or pension plan, along
                                          with a copy of the section(s) setting
                                          forth names and powers of trustee(s)
                                          and any amendments to such sections or
                                          appointment of successor trustee(s).

4. TAX CERTIFICATIONS. The limited partner(s) tendering Units to the Purchaser pursuant to the Offer must furnish the Purchaser with the limited partner(s)' taxpayer identification number ("TIN") and certify as true, under penalties of perjury, the representations in Box 6 and Box 7 of the Acknowledgment and Agreement. By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on Acknowledgment and Agreement in the box entitled "Description of Units Tendered" and the representations made in Box 6 and Box 7 of the Acknowledgment and Agreement are correct. See attached Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance in determining the proper TIN to give the Purchaser.

    U.S. PERSONS. A limited partner that is a U.S. citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively, "U.S. Persons"), as those terms are defined in the Code, should follow the instructions below with respect to certifying Box 6 and Box 7 of the Acknowledgment and Agreement.

    BOX 6 - SUBSTITUTE FORM W-9.

    Part (i), Taxpayer Identification Number -- Tendering limited partners must certify to the Purchaser that the TIN as printed (or corrected) on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered" is correct. If a correct TIN is not provided, penalties may be imposed by the Internal Revenue Service (the "IRS"), in addition to the limited partner being subject to backup withholding.

    Part (ii), Backup Withholding -- In order to avoid 30% Federal income tax backup withholding, the tendering limited partner must certify, under penalty of perjury, that such limited partner is not subject to backup withholding. Certain limited partners (including, among others, all corporations and certain exempt non-profit organizations) are not subject to backup withholding. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS. When determining the TIN to be furnished, please refer to the following as a guide:

    Individual accounts - should reflect owner's TIN.
    Joint accounts - should reflect the TIN of the owner whose name appears first. Trust accounts - should reflect the TIN assigned to the trust. IRA custodial accounts - should reflect the TIN of the custodian (not necessary to provide).
    Custodial accounts for the benefit of minors - should reflect the TIN of the minor. Corporations, partnership or other business entities - should reflect the TIN assigned to that entity.

    By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on the front of the Acknowledgment and Agreement is correct.

    BOX 7 - FIRPTA AFFIDAVIT -- Section 1445 of the Code requires that each limited partner transferring interests in a partnership with real estate assets meeting certain criteria certify under penalty of perjury the representations made in Box 7, or be subject to withholding of tax equal to 10% of the consideration for interests purchased. Tax withheld under Section 1445 of the Code is not an additional tax. If withholding results in an overpayment of tax, a refund may be claimed from the IRS.

    FOREIGN PERSONS -- In order for a tendering limited partner who is a Foreign Person (i.e., not a U.S. Person, as defined above) to qualify as exempt from 30% backup withholding, such foreign limited partner must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Information Agent.

5. VALIDITY OF ACKNOWLEDGMENT AND AGREEMENT. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of an Acknowledgment and Agreement and other required documents will be determined by the Purchaser and such determination will be final and binding. The Purchaser's interpretation of the terms and conditions of the Offer (including these Instructions for the Acknowledgment and Agreement) will be final and binding. The Purchaser will have the right to waive any irregularities or conditions as to the manner of tendering. Any irregularities in connection with tenders, unless waived, must be cured within such time as the Purchaser shall determine. The Acknowledgment and Agreement will not be valid until any irregularities have been cured or waived. Neither the Purchaser nor the Information Agent are under any duty to give notification of defects in an Acknowledgment and Agreement and will incur no liability for failure to give such notification.

6. ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee.

7. TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

8. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If consideration is to be issued in the name of a person other than the person signing the Signature Box of the Acknowledgment and Agreement or if consideration is to be sent to someone other than such signer or to an address other than that set forth on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered," the appropriate boxes on the Acknowledgment and Agreement must be completed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

                          NUMBER ON SUBSTITUTE FORM W-9


    GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER -- Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

-----------------------------------------------------------------------------------------------------------------------
    FOR THIS TYPE OF ACCOUNT:                                    GIVE THE
                                                                 TAXPAYER
                                                                 IDENTIFICATION
                                                                 NUMBER OF --
-----------------------------------------------------------------------------------------------------------------------
    1. An individual account                                    The individual

    2. Two or more individuals (joint account)                  The actual owner of the account or, if combined
                                                                Funds, the first individual on the account

    3. Husband and wife (joint account)                         The actual owner of the account or, if joint funds,
                                                                   Either person

    4. Custodian account of a minor (Uniform Gift to            The minor (2)
       Minors Act)

    5. Adult and minor (joint account)                          The adult or, if the minor is the only contributor,
                                                                the minor (1)

    6. Account in the name of guardian or committee for a       The ward, minor or incompetent person (3)
       designated ward, minor or incompetent person (3)

    7. a. The usual revocable savings trust account             The grantor trustee (1)
          (grantor is also trustee)

       b. So-called trust account that is not a legal or        The actual owner (1)
          valid trust under state law

    8. Sole proprietorship account                              The owner (4)

    9. A valid trust, estate or pension trust                   The legal entity (Do not furnish the identifying number
                                                                of the personal representative or trustee unless the
                                                                legal entity itself is not designated in the account
                                                                title.) (5)

    10. Corporate account                                       The corporation

    11. Religious, charitable, or educational                   The organization
        organization account

    12. Partnership account held in the name of the             The partnership
        business

    13. Association, club, or other tax-exempt                  The organization
        organization

    14. A broker or registered nominee                          The broker or nominee

    15. Account with the Department of Agriculture in           The public entity
        the name of a public entity (such as a State or
        local government, school district, or prison)
        that receives agricultural program payments
-----------------------------------------------------------------------------------------------------------------------

    (1) List first and circle the name of the person whose number you furnish.

    (2) Circle the minor's name and furnish the minor's social security number.

    (3) Circle the ward's or incompetent person's name and furnish such person's social security number or employer identification number.

    (4) Show your individual name. You may also enter your business name. You may use your social security number or employer identification number.

    (5) List first and circle the name of the legal trust, estate, or pension trust.

    NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

    OBTAINING A NUMBER -- If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

    PAYEES EXEMPT FROM BACKUP WITHHOLDING

    Payees specifically exempted from backup withholding on ALL payments include the following:

    -   A corporation.
    -   A financial institution.
    - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan.
    -   The United States or any agency or instrumentality thereof.
    - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
    - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
    -   An international organization or any agency or instrumentality thereof.
    - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
    -   A real estate investment trust.
    -   A common trust fund operated by a bank under section 584(a) of the Code.
    -   An exempt charitable remainder trust, or a non-exempt trust described in section 4947 (a)(1).
    - An entity registered at all times under the Investment Company Act of 1940.
    -   A foreign central bank of issue.
    - A futures commission merchant registered with the Commodity Futures Trading Commission.

    Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

    - Payments to nonresident aliens subject to withholding under section 1441 of the Code.
    - Payments to Partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
    - Payments of patronage dividends where the amount received is not paid in money.
    -   Payments made by certain foreign organizations.
    -   Payments made to an appropriate nominee.
    -   Section 404(k) payments made by an ESOP.

    Payments of interest not generally subject to backup withholding include the following:

    - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
    - Payments of tax exempt interest (including exempt interest dividends under section 852 of the Code).
    - Payments described in section 6049(b)(5) of the Code to nonresident aliens.
    -   Payments on tax-free covenant bonds under section 1451 of the Code.
    -   Payments made by certain foreign organizations.
    -   Payments of mortgage interest to you.
    -   Payments made to an appropriate nominee.

    Exempt payees described above should file a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

       Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(A), 6045, and 6050A of the Code.

    PRIVACY ACT NOTICE -- Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file a tax return. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a correct taxpayer identification number to a payer. Certain penalties may also apply.

    PENALTIES

    (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER -- If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

    (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

    (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

    FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

         The Acknowledgment and Agreement and any other documents required by the Letter of Transmittal should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

               By Mail:                          By Overnight Courier:                        By Hand:
             P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
     S. Hackensack, NJ 07606-2065                 Carlstadt, NJ 07072                    Carlstadt, NJ 07072
                                              Attn: Reorganization Dept.             Attn: Reorganization Dept.

             By facsimile:                                                          For information please call:
            (201) 896-0910                                                            TOLL FREE (888) 349-2005
                                                                                                 Or
                                                                                           (201) 896-1900